SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Southern California Edison Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Edison International and
Southern California Edison Company

2015 Joint Proxy Statement

Notice of Annual Meeting
to be held on Thursday, April 23, 2015

LETTER FROM THE EDISON INTERNATIONAL CHAIRMAN

March 13, 2015

Dear Fellow Shareholder:

We are pleased to invite you to attend the Edison International and Southern California Edison Company Annual Meeting of Shareholders to be held on Thursday, April 23, 2015, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776. During the meeting, we will report on the Company’s strategy and performance, and provide an opportunity for shareholders to engage in a dialogue with management.

The Joint Proxy Statement includes information about our corporate governance and executive compensation program. In particular, I would like to direct your attention to the following issues discussed in the proxy statement:

●	An overview of our key corporate governance attributes (page 3);
●	The qualifications, experience and diversity of our director nominees (pages 7-11);
●	Our Board oversight of cybersecurity issues (pages 14-15);
●	Our engagement with major shareholders on corporate governance, proxy disclosure and executive compensation (page 32); and
●	Our adoption of an incentive compensation clawback policy for executives (page 42).

Our Annual Report to Shareholders includes information on our 2014 financial performance. Notably:

●	Our total shareholder return was 45%, the highest among Philadelphia Utility Index companies;
●	Our stock price increased 41.4%, while the Philadelphia Utility Index increased 24.2%; and
●	Our consolidated core earnings of $4.59 per share exceeded our goal of $3.70 per share.

We hope that you will participate in the Annual Meeting by attending and/or voting. Voting by any of the available methods will ensure that you are represented at the Annual Meeting, even if you are not present. You may vote your proxy via the Internet, by telephone, or by mail. Please follow the instructions on the Notice of Internet Availability of Proxy Materials that you received in the mail and/or your proxy card.

If you receive more than one copy of the Notice or more than one proxy card, it means your shares are held in more than one account. You should vote the shares in all of your accounts. Please note that to vote your shares by Internet or telephone you will need the control number on your Notice or proxy card.

Your vote is very important to us and to our business. Voting promptly will save us the cost of additional solicitations. If you vote by Internet or telephone, please cast your vote by the April 22 deadline (April 21 for shares held in the Edison 401(k) Savings Plan).

Thank you very much for your continued interest in our business.

Sincerely,

Theodore F. Craver, Jr.
Chairman of the Board,
President and Chief Executive Officer
Edison International

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

The Edison International (“EIX”) and Southern California Edison Company (“SCE”) Annual Meeting of Shareholders will be held on Thursday, April 23, 2015, at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, for the purpose of considering the following matters:

For EIX and SCE shareholders:

1.	Election of nine Directors to the EIX Board and ten Directors to the SCE Board. The names of the Director nominees are as follows:

Jagjeet S. Bindra	Linda G. Stuntz
Vanessa C.L. Chang	William P. Sullivan
Theodore F. Craver, Jr.	Ellen O. Tauscher
Pedro J. Pizarro*	Peter J. Taylor
Richard T. Schlosberg, III	Brett White
* Pedro J. Pizarro is a director nominee for the SCE Board only.

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm.

3.	Advisory Vote to Approve the Company’s Executive Compensation.

For EIX shareholders only:

4.	Shareholder Proposal Regarding Recovery of Unearned Management Bonuses.

The EIX and SCE Boards of Directors recommend you vote “FOR” Items 1 through 3, and the EIX Board of Directors recommends you vote “AGAINST” Item 4.

EIX and SCE shareholders may also vote on any other matters properly brought before the meeting. Only shareholders of record at the close of business on February 26, 2015 are entitled to receive notice of and to vote at the Annual Meeting. Directions to the Annual Meeting are on the last page of the Joint Proxy Statement, which can be viewed at www.edison.com/annualmeeting.

For the Boards of Directors,

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company
Dated: March 13, 2015

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 23, 2015: The Proxy Statement and Annual Report are available at www.edison.com/annualmeeting.

The EIX and SCE Boards of Directors are soliciting proxies from you for use at the Annual Meeting, or at any adjournment or postponement of the meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting. The proxy materials are being mailed or made available to you via the Internet beginning on March 13, 2015.

The mailing address of the Company’s principal executive offices is 2244 Walnut Grove Avenue, Rosemead, California 91770.

Terms Used in this Proxy Statement

Holding shares as a “registered shareholder” or “of record” means your shares are registered in your own name on the Company’s records. Shares held in your Dividend Reinvestment and Direct Stock Purchase Plan account are included.

Holding shares in “street name” means your shares are held in a brokerage account or through a trustee, custodian or other third party (referred to as a nominee), and you are considered the beneficial owner of those shares. Your name does not appear on the Company’s records as a shareholder.

“401(k) Plan” is the employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold interests in EIX shares through the EIX Stock Fund.

“401(k) Plan shareholders” are participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund.

“Annual Meeting” means the EIX and SCE annual meetings of shareholders, which are held jointly.

“Annual Report” means the EIX and SCE 2014 combined annual report on Form 10-K, which is prepared and filed with the SEC jointly.

“Board” means both the EIX and SCE Boards of Directors, unless otherwise indicated.

“Committee” means the applicable Board committees of both EIX and SCE, unless otherwise indicated.

“Company” means both EIX and SCE, unless otherwise indicated.

“Edison Energy” is a wholly-owned subsidiary of EIX and the holding company for EIX’s competitive businesses in emerging sectors of the electric industry.

“EIX” is Edison International.

“EME” is Edison Mission Energy, an indirect wholly-owned subsidiary of EIX. EME was an independent power producer that filed for bankruptcy in December 2012. In April 2014, substantially all of EME’s assets and liabilities were discharged in bankruptcy or transferred to third parties.

“ERISA” is the Employee Retirement Income Security Act of 1974.

“Notice of Internet Availability” or “Notice” is the notice regarding the availability on the Internet of the Company’s proxy materials, which was mailed to most shareholders in lieu of printed copies of the proxy materials, as permitted under Securities and Exchange Commission rules.

“Proxy card” means either a proxy card, which you may receive if you are a registered shareholder, or a voting instruction form, which you may receive if you hold shares in street name or are a 401(k) Plan shareholder.

“Proxy Statement” means the EIX and SCE proxy statements, which are prepared and filed with the SEC jointly.

“SCE” is Southern California Edison Company.

2015 Proxy Statement	1

Proxy Summary

Items To Be Voted On

Proposal	Company	Board Recommendation
Item 1: Election of nine Directors to the EIX Board and ten Directors to the SCE Board	EIX and SCE	FOR
Item 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm	EIX and SCE	FOR
Item 3: Advisory Vote to Approve the Company’s Executive Compensation	EIX and SCE	FOR
Item 4: Shareholder Proposal Regarding Recovery of Unearned Management Bonuses.	EIX Only	AGAINST

Our Director Nominees

Our director nominees reflect the diversity of ethnicity, gender, skills, background and qualifications valued by our Board. The range of tenure on our Board brings a variety of perspectives to strategic, financial and operational deliberations.

Director	Director Since	Industry Experience	Ethnicity/Gender	Independent	Committee Memberships	Other Public Company Boards	Mandatory Retirement Date
Jagjeet S.	2010	Energy	Asian/Male	Yes	Audit	1	2020
Bindra					FOSO
Vanessa C.L.	2007	Accounting/	Asian/Female	Yes	Audit	2	2025
Chang		Real Estate			CEP
Theodore F.	2007 (EIX)	Electric Utilities	White/Male	No	None	1	N/A
Craver, Jr.	2008 (SCE)
Pedro J.	2014	Electric Utilities	Hispanic/Male	No	None	0	N/A
Pizarro*
Richard T.	2002	Communications/	White/Male	Yes	CEP	1	2017
Schlosberg, III		Publishing			NCG
Linda G.	2014	Law	White/Female	Yes	FOSO	2	2027
Stuntz					NCG
William P.	N/A	Information Technology/	White/Male	Yes	None	1	2022
Sullivan		Biotechnology
Ellen O.	2013	Government/Finance	White/Female	Yes	Audit	3	2024
Tauscher					FOSO
Peter J.	2011	Finance	African American/	Yes	Audit	0	2031
Taylor			Male		CEP
Brett	2007	Commercial	White/Male	Yes	CEP	2	2032
White**		Real Estate			NCG

*Mr. Pizarro is a director nominee for the SCE Board only

**Mr. White is the Lead Director of EIX and SCE

Audit = Audit Committee

CEP = Compensation and Executive Personnel Committee

FOSO = Finance, Operations and Safety Oversight Committee

NCG = Nominating/Corporate Governance Committee

2	2015 Proxy Statement

Our Corporate Governance Attributes

Board Characteristics	Average Age of EIX Director Nominees	62
	Average Tenure of EIX Director Nominees (Number of Years)	5.3
	Percentage of EIX Director Nominees Who Are Independent	89%
	Percentage of EIX Director Nominees Who Are Female	33%
	Percentage of EIX Director Nominees From Diverse Ethnic Backgrounds	33%
Board Oversight	Strong Independent Lead Director Role	Yes
	Independent Directors Meet Regularly Without Management Present	Yes
	Key Board Committees Composed Solely of Independent Directors	Yes
	Board Oversight of Key Enterprise Risks, Including Cybersecurity	Yes
	Board Oversight of Political Contributions	Yes
	Annual Board and Committee Evaluations	Yes
Executive Compensation	Majority of Executive Compensation “At Risk” and Aligned with Shareholder Interests	Yes
	Incentive Compensation Clawback Policy	Yes
	Anti-Hedging and Anti-Pledging Policies	Yes
	Stock Ownership Guidelines for Directors and Executive Officers	Yes
Shareholder Rights	Annual Election of Directors	Yes
	Majority Voting for Directors in Uncontested Elections	Yes
	Threshold for Shareholders to Convene Special Meetings	10%
	Shareholder Ability to Act By Written Consent	Yes
	Annual Advisory Vote on Executive Compensation	Yes
2014 Meetings	Number of Board Meetings	11
	Number of Independent Director Executive Sessions	4
	Percentage of Current Directors Who Attended >75% of Applicable Board and Committee Meetings	100%
	Percentage of Current Directors Who Attended the Annual Meeting	100%
	Percentage of EIX Shareholder Votes Cast in Favor of Executive Compensation at the	94%
	Annual Meeting

Our Executive Compensation Program

Please refer to the Compensation Summary in the Compensation Discussion and Analysis section below for an overview of our executive compensation program.

2015 Proxy Statement	3

Information About the Meeting and Voting

Q: What is included in the proxy materials?

A: The proxy materials include the Notice of Annual Meeting and Proxy Statement, the Annual Report, the Proxy card, and the Notice of Internet Availability.

Q: Why did the Company mail a Notice of Internet Availability instead of a printed copy of the materials?

A: Making the proxy materials available to shareholders via the Internet saves us the cost of printing and mailing documents and reduces the impact of the Annual Meeting on the environment.

If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it. The Notice includes instructions on how to access and review the proxy materials, submit your proxy via the Internet, and request a printed copy of proxy materials by mail.

Q: Why did some shareholders receive printed or email copies of the proxy materials?

A: We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies. We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

Q: Who can vote?

A: All owners of voting stock at the close of business on February 26, 2015 (the record date) are entitled to vote.

On each Item of EIX business, holders of EIX Common Stock are entitled to one vote per share. On each Item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share and EIX, as the holder of SCE Common Stock, is entitled to one vote per share. All shares of SCE Common and Cumulative Preferred Stock vote together as one class.

Q: Who can attend the Annual Meeting?

A: All shareholders on the record date, or their duly appointed proxies, may attend the meeting. All shareholders will be required to pass through a security inspection area (where all packages will be subject to search) and check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m. and meeting room doors will open at 8:30 a.m., Pacific Time. For the privacy of other attendees and to avoid distraction, shareholders will not be permitted to use cameras or recording devices at the meeting.

If you are a registered shareholder or a 401(k) Plan shareholder, we will be able to verify your share ownership from the share register with proper identification. No admission pass is required. To be admitted as a proxy for a registered shareholder, you must provide a written authorization from the registered shareholder.

If your shares are held in street name, you will need to bring proper identification and a letter or an account statement from your broker or other nominee reflecting your stock ownership as of the record date. To be admitted as a proxy for a broker, you must provide a written authorization from the broker together with a letter or account statement reflecting the broker’s ownership as of the record date. If a nominee holds the shares, you must provide a written authorization from the nominee to the broker that is assignable, a written authorization from the broker, and a letter or account statement reflecting the nominee’s ownership as of the record date.

Individual shareholders may bring one guest to the Annual Meeting. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting.

Q: How do I vote?

A: Your vote is important. You can save us the expense of additional solicitations by voting promptly. Please follow the instructions described below:

By Internet – Shareholders who received a Notice of Internet Availability may vote via the Internet by following the instructions on the Notice. Shareholders who received a proxy card by mail may vote via the Internet by following the instructions on the proxy card. When voting via the Internet, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card. Under California law, you may transmit a proxy via the Internet.

By Telephone – Registered or 401(k) Plan shareholders may vote by telephone by calling 1-866-883-3382 and following the recorded instructions. Most shareholders who hold their shares in street name may vote by phone by calling the number provided by their broker. When voting by telephone, all shareholders must have available the control number included on their Notice of Internet Availability or proxy card.

By Mail – Shareholders who received a printed copy of these proxy materials may vote by mail by completing, signing, dating and returning their proxy card as indicated.

4	2015 Proxy Statement

In Person – Registered shareholders may vote in person by attending the Annual Meeting and completing a ballot distributed at the meeting. Shareholders who hold their shares in street name may vote in person by attending the Annual Meeting only if they have requested and received a legal proxy from their broker or other nominee, and deliver the proxy to the inspector of election before or at the meeting. 401(k) Plan shareholders may not cast votes in person at the Annual Meeting.

Q: What is the deadline to vote and how do I change my vote?

A: If you are a registered shareholder, the inspector of election will accept your proxy by telephone or via the Internet until 9:00 p.m., Pacific Time, on April 22, 2015, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting. Registered shareholders may change their vote prior to the deadline by writing to the Corporate Secretary at the address above (so that it is received prior to the deadline), voting again by mail, telephone or the Internet, or voting in person at the Annual Meeting.

If you hold shares in street name, most brokers will accept your proxy by telephone or the Internet until 9:00 p.m., Pacific Time, on April 22, 2015, and by mail if it is received by your broker’s designated agent by 9:00 a.m., Pacific Time, on April 23, 2015. Contact your broker or other nominee before the Annual Meeting to determine the actual deadline and whether and how you can change your vote.

If you are a 401(k) Plan shareholder, your proxy must be received by 9:00 p.m., Pacific Time, on April 21, 2015 for the 401(k) Plan trustee to vote your shares. 401(k) Plan shareholders may change their vote at any time prior to this deadline by voting again. The last vote received within this timeframe will be the vote that is counted.

Q: What does it mean if I get more than one Notice of Internet Availability or proxy card?

A: It indicates that your shares are held in more than one account, such as two brokerage accounts, or you hold both registered and street name shares, or you hold shares in both EIX and SCE. You should use the specific control numbers provided on each Notice of Internet Availability or proxy card and vote each Notice or proxy card to ensure that all of your shares are voted.

Q: What shares are covered by the proxy card?

A: This depends on how you hold your shares, and whether you hold shares in EIX, SCE, or both EIX and SCE.

Registered and 401(k) Plan Shareholders – For EIX registered and 401(k) Plan shareholders, you will receive or have Internet access to a single proxy card that covers all shares of EIX Common Stock in your registered and 401(k) Plan accounts, including fractional shares held in the 401(k) Plan but excluding fractional shares held in the Dividend Reinvestment and Direct Stock Purchase Plan.

For SCE registered shareholders, you will receive or have Internet access to separate proxy cards for each series of preferred stock registered in your name.

If you hold registered shares in both EIX and SCE, you will receive or have Internet access to separate proxy cards for each Company.

Street Name Shareholders – If you hold shares of EIX and/or SCE in street name, you will receive or have Internet access to separate proxy cards from each broker or other nominee.

Q: What happens if I submit my proxy card but do not indicate my voting preference?

A: The proxies and 401(k) Plan trustee will vote “FOR” election of all nominees for director (Item 1), “FOR” ratification of the appointment of the independent registered public accounting firm (Item 2), “FOR” approval of executive compensation (Item 3), and “AGAINST” the shareholder proposal regarding recovery of unearned management bonuses (Item 4, EIX only).

Q: What happens if I submit my proxy card but do not sign or date my card?

A: Those shares will be treated as unvoted shares on all matters and will not be considered as present and part of the quorum.

Q: What happens if I do not vote?

A: If you are a registered shareholder, your shares will not be voted.

If you hold your shares in street name, most brokers or other nominees will only have authority to vote your shares on ratification of the appointment of the independent registered public accounting firm (Item 2). With respect to each of the other Items, most brokers or other nominees will not have authority to vote your shares, and the shares will instead be treated as “broker non-votes.”

If you are a 401(k) Plan shareholder, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.

Q: How many votes do you need to hold the meeting?

A: A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee doesn’t vote or abstains on any or all matters.

2015 Proxy Statement	5

As of the record date, EIX had 325,811,206 shares of Common Stock outstanding, 325,799,900 of which are entitled to cast a total of 325,799,900 votes. Therefore, a quorum for EIX is 162,899,951 shares. SCE had 4,800,198 shares of Cumulative Preferred Stock outstanding and entitled to cast a total of 28,801,188 votes, and 434,888,104 shares of Common Stock outstanding and entitled to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 463,689,292 votes. Therefore, a quorum for SCE is 231,844,647 shares.

Q: What vote is required to adopt each Item at the meeting?

A: A director nominee will be elected and a proposal will be approved if the following two votes are obtained:

●	The affirmative vote of at least a majority of the votes cast on the director or proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will not affect this vote; and
●

The affirmative vote of at least a majority of the votes required to constitute a quorum. Abstentions and broker non-votes are not treated as votes cast and therefore will have the effect of votes cast against the director or proposal for this vote.

Q: Who will count the votes?

A: Wells Fargo Bank, N.A., will tabulate the votes and is expected to act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

Q: How much will this proxy solicitation cost?

A: We have retained D.F. King & Co., Inc. to assist us with the solicitation of proxies and will pay an aggregate fee of $22,500 (EIX $20,000 and SCE $2,500) plus expenses. This fee does not include the costs of printing and mailing the proxy materials. Some of the directors, officers and other employees of the Company also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation. We will also reimburse brokers and other nominees for their reasonable out-of-pocket and other actual expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

Q: Whom may I call with questions about the meeting or voting?

A: You may call Wells Fargo at 1-800-347-8625 or visit their Internet website at www.shareowneronline.com.

Q: What happens if additional matters are presented at the Annual Meeting?

A: The Board is not aware of, and does not intend to present, any business to be acted upon at the Annual Meeting other than the Items described in this Proxy Statement. If you submit a proxy and any other matters properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares in accordance with their best judgment. If any of the nominees for election to the Board become unavailable to stand for election as a director, the proxies will also have the authority to vote for substitute nominees chosen by the Board.

Q: What is the deadline to submit shareholder proposals or other business for the 2016 Annual Meeting?

A: The deadline to submit shareholder proposals for the Company’s 2015 Annual Meeting was November 14, 2014. To be considered for inclusion in the 2016 Proxy Statement, shareholder proposals for the Company’s 2016 Annual Meeting must be received by November 13, 2015.

Shareholders intending to bring any other business before an Annual Meeting, including director nominations, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received at our office within the periods, and with the information and documents, specified in the Bylaws.

Assuming that the 2016 Annual Meeting is held on April 28, 2016, as currently specified by the Bylaws, the period for the receipt by the Corporate Secretary of written notice of other business to be brought by shareholders before the 2016 Annual Meeting, including director nominations, will begin on September 14, 2015 and end on November 13, 2015.

6	2015 Proxy Statement

ITEM 1: ELECTION OF DIRECTORS

Nine directors have been nominated for election to the EIX Board and ten directors have been nominated for election to the SCE Board, each to hold office until the next Annual Meeting. The director nominees of EIX and SCE are the same, except that Mr. Pizarro is a nominee for the SCE Board only. Director Luis G. Nogales, our longest-tenured director with 22 years of service on the Board, and Bradford M. Freeman and Thomas C. Sutton, who reached the mandatory retirement age of 72, will leave the Board effective as of the date of the Annual Meeting.

A biography of each nominee describing his or her age as of the date of this Proxy Statement, current Board committee service, business experience during the past five years, and other relevant business experience is presented below. The biography includes the specific experience, qualifications, attributes, and skills that led the Board to conclude that the nominee should serve as a director. While each nominee’s entire range of experience and skills is considered important, particular experience that contributes to the diversity and effectiveness of the Board is identified below.

Jagjeet S. Bindra Age 67 Director Since 2010 Board Committees: ●Audit ●Finance, Operations & Safety Oversight Other Public Company Boards: ●LyondellBasell Industries N.V.

Biographical Information

Mr. Bindra served as president of Chevron Global Manufacturing, responsible for Chevron Corporation’s worldwide refining operations, from 2004 until his retirement in 2009. During his 32-year career at Chevron, Mr. Bindra also served as managing director and chief executive officer of Caltex Australia Limited, president of Chevron Pipeline Co., and senior vice president, pipelines, of Chevron Overseas Petroleum, Inc. He is a director of LyondellBasell Industries N.V. and previously served as a director of Transocean Ltd. Mr. Bindra is a graduate of the Indian Institute of Technology in Kanpur, India, and holds a Master of Science degree in Chemical Engineering from the University of Washington and an MBA degree from Saint Mary’s College of California.

Specific Qualifications and Experience Relevant to the Company

Mr. Bindra brings to the Board global experience in a capital intensive industry in the energy sector, which is particularly relevant to the Company’s capital and infrastructure investment program. He has expertise in energy value chain and asset management, and in safety and operational risk management, which he brings to Board deliberations. Mr. Bindra’s experience as a director of other public companies also brings value to the Board.

Vanessa C.L. Chang Age 62 Director Since 2007 Board Committees: ●Audit (Chair) ●Compensation & Executive Personnel Other Public Company Boards: ●Transocean Ltd. ●American Funds Family

Biographical Information

Ms. Chang has been a director of EL & EL Investments, a private real estate investment business, since 1999. She previously served as chief executive officer and president of ResolveItNow.com, an online dispute resolution service, senior vice president of Secured Capital Corporation, a real estate investment bank, and a partner of the accounting firm KPMG Peat Marwick LLP. Ms. Chang is a director of Transocean Ltd. and a director or trustee of seven funds in the American Funds family, advised by Capital Research and Management Company. She is a graduate of the University of British Columbia and a Certified Public Accountant (inactive).

Specific Qualifications and Experience Relevant to the Company

Ms. Chang brings to the Board experience in accounting and financial reporting and oversight matters. This experience is valuable in her role as the Company’s Audit Committee Chair and financial expert. Ms. Chang spent most of her career in the Southern California area and brings knowledge of the community served by SCE. She also brings experience as a director of public, private, and non-profit organizations, and securities regulation and corporate governance knowledge.

2015 Proxy Statement	7

Theodore F. Craver, Jr. Age 63 EIX Director Since 2007 SCE Director Since 2008 Other Public Company Boards: ●Health Net, Inc.

Biographical Information

Mr. Craver has been the Chairman of the Board, President, and Chief Executive Officer of EIX since 2008. He served as Chairman of the Board, President and Chief Executive Officer of EME from 2005 to 2008, and, prior to that, Executive Vice President, Chief Financial Officer and Treasurer of EIX. Before joining the Company as Vice President and Treasurer in 1996, Mr. Craver served as executive vice president and corporate treasurer of First Interstate Bancorp and executive vice president and chief financial officer of First Interstate’s wholesale banking subsidiary. He is a director of Health Net, Inc. Mr. Craver is a graduate of the University of Southern California, where he also received his MBA degree.

Specific Qualifications and Experience Relevant to the Company

Mr. Craver brings to the Board in-depth knowledge of the Company’s business, industry and strategy, experienced leadership and a finance background. He has had experience dealing with difficult challenges faced by the Company, including the California energy crisis. He is a leader in the electric utility industry, currently serving as chairman of the Edison Electric Institute, an association of U.S. shareholder-owned electric companies, and serving as a director of the Electric Power Research Institute, which provides independent, public-benefit research and development relating to the generation, delivery and use of electricity.

Pedro J. Pizarro Age 49 SCE Director Since 2014 Other Public Company Boards: ●None

Biographical Information

Mr. Pizarro has been the President of SCE since October 2014. He has held a wide range of executive positions at the EIX companies since joining EIX in 1999. From 2011 through March 2014, Mr. Pizarro served as President of EME, an indirect subsidiary of EIX that filed for bankruptcy in December 2012. Prior to that, he served as Executive Vice President of SCE from 2008 to 2011, responsible for SCE’s transmission and distribution system, procurement unit for conventional and renewable power contracts, and gas-fired and hydroelectric power production facilities. Mr. Pizarro also previously served as Vice President and Senior Vice President of SCE responsible for power procurement, and Vice President of SCE responsible for strategy and business development, among other executive roles. Prior to his work at the EIX companies, he was a senior engagement manager with McKinsey & Company, providing management consulting services to energy, technology, engineering services, and banking clients. Mr. Pizarro is a graduate of Harvard University and earned a Ph.D. in chemistry from the California Institute of Technology.

Specific Qualifications and Experience Relevant to the Company

Mr. Pizarro brings to the SCE Board in-depth knowledge of the Company’s business, experienced leadership, and operations and strategic planning experience and background. His leadership and experience dealing with difficult challenges during the EME bankruptcy adds value to the SCE Board. He also brings experience as a director of various non-profit organizations.

8	2015 Proxy Statement

Richard T. Schlosberg, III Age 70 Director Since 2002 Board Committees: ●Compensation & Executive Personnel ●Nominating/ Corporate Governance (Chair) Other Public Company Boards: ●eBay Inc.

Biographical Information

Mr. Schlosberg served as president and chief executive officer of The David and Lucile Packard Foundation, a private family foundation, from 1999 until his retirement in 2004. Prior to joining the foundation, he was publisher and chief executive officer of The Los Angeles Times, and executive vice president and director of The Times Mirror Company, a media communications company. He is a director of eBay Inc. and chairman of the board of the Kaiser Family Foundation. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an MBA degree from Harvard Business School.

Specific Qualifications and Experience Relevant to the Company

Mr. Schlosberg brings to the Board business, management and chief executive leadership experience in the communications industry, including in the local markets served by SCE. He also brings independent leadership, corporate governance and executive compensation experience to the Board as the Company’s current Nominating/Corporate Governance Committee Chair and previous Lead Director and Compensation and Executive Personnel Committee Chair. He brings the perspective and insight of a director of other public and private companies.

Linda G. Stuntz Age 60 Director Since 2014 Board Committees: ●Finance, Operations & Safety Oversight ●Nominating/ Corporate Governance Other Public Company Boards: ●Raytheon Company ●Royal Dutch Shell plc

Biographical Information

Ms. Stuntz has been a partner of the law firm of Stuntz, Davis & Staffier, P.C. since 1995, and served as a partner of the law firm of Van Ness Feldman LLP from 1993 to 1995. Her practice includes energy and environmental regulation. Ms. Stuntz previously served as Deputy Secretary of, and held senior policy positions in, the U.S. Department of Energy from 1989 to 1993, and served as associate minority counsel and minority counsel to the Energy and Commerce Committee of the U.S. House of Representatives from 1981 to 1987. She is a director of Raytheon Company and Royal Dutch Shell plc, and previously served as a director of Schlumberger, Ltd. and American Electric Power Company. Ms. Stuntz is a graduate of Wittenberg University and received her law degree from Harvard University.

Specific Qualifications and Experience Relevant to the Company

Ms. Stuntz brings to the Board utility and environmental law and public policy experience, which is particularly relevant to the Company’s business. Her experience as a director of other public companies, including in the energy and electric utilities industries, also brings value to the Board.

2015 Proxy Statement	9

William P. Sullivan Age 65 New Director Nominee Other Public Company Boards: ●Agilent Technologies

Biographical Information

Mr. Sullivan served as chief executive officer of Agilent Technologies, a global provider of scientific instruments, software, services and consumables in life sciences, diagnostics and applied chemical markets, from 2005 to March 2015. In addition, he was Agilent’s president from 2005 to 2012 and 2013 to 2014. Prior to that, Mr. Sullivan was executive vice president and chief operating officer of Agilent from 2002 to 2005. He had been senior vice president and general manager of Agilent’s Semiconductor Products Group from 1999 to 2002. Mr. Sullivan is a director of Agilent (until its March 2015 annual meeting) and previously served as a director of Avnet, Inc. and URS Corporation. He is a graduate of the University of California, Davis.

Specific Qualifications and Experience Relevant to the Company

If elected, Mr. Sullivan will bring to the Board experience as president and chief executive officer of a large public company. He will also bring significant operational experience, including leadership of successful company transformation. His experience in the technology sector will be very valuable to the Board in the changing electric industry.

Ellen O. Tauscher Age 63 Director Since 2013 Board Committees: ●Audit ●Finance, Operations & Safety Oversight Other Public Company Boards: ●eHealth Inc. ●Invacare Corporation ●SeaWorld Entertainment, Inc.

Biographical Information

Ms. Tauscher has been a strategic advisor with the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC since 2012. Ms. Tauscher served as Under Secretary of State for Arms Control and International Security from 2009 to 2012. Prior to joining the State Department, she served from 1997 to 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee, the House Transportation and Infrastructure Committee and as Chairman of the House Armed Services Subcommittee on Strategic Forces. Prior to serving in Congress, she worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., Drexel Burnham Lambert and as an officer of the American Stock Exchange. Ms. Tauscher is a director of eHealth, Inc., SeaWorld Entertainment, Inc., and Invacare Corporation (until its 2015 annual meeting). She serves on the Board of Governors of Lawrence Livermore National Security, LLC and on the Secretary of Energy Advisory Board. Ms. Tauscher is a graduate of Seton Hall University.

Specific Qualifications and Experience Relevant to the Company

Ms. Tauscher brings to the Board extensive government affairs and public policy experience, which is particularly relevant to the Company’s business and valuable in assessing the Company’s strategy. She also brings business and financial acumen. Her experience in national security and in the State Department and in Congress is particularly valuable in the oversight of cybersecurity risk.

10	2015 Proxy Statement

Peter J. Taylor Age 56 Director Since 2011 Board Committees: ● Audit ●Compensation & Executive Personnel Other Public Company Boards: ●None

Biographical Information

Mr. Taylor has been the president of ECMC Foundation, a nonprofit corporation dedicated to educational attainment for low-income students, since May 2014. Prior to that he served as executive vice president and chief financial officer of the University of California from 2009 to 2014 and managing director of public finance at Lehman Brothers and Barclays Capital from 2002 to 2009. Mr. Taylor is a director of the Kaiser Family Foundation and a member of the Board of Trustees of the J. Paul Getty Trust, serving as chair of the audit committee. Previously, he was chair of the UCLA African American Admissions Task Force and a commissioner on the California Performance Review Commission. Mr. Taylor is a graduate of the University of California Los Angeles and holds a Master’s degree in public policy analysis from Claremont Graduate University.

Specific Qualifications and Experience Relevant to the Company

Mr. Taylor brings to the Board finance and public policy experience, which is particularly relevant to the Company’s infrastructure investment strategy in a highly regulated business. He also brings experience in risk management, accounting and financial reporting.

Brett White Age 55 Director Since 2007 Lead Director Board Committees: ●Compensation & Executive Personnel (Chair) ●Nominating/ Corporate Governance Other Public Company Boards: ●Realogy Holdings Corporation

Biographical Information

Mr. White has been executive chairman of DTZ, a commercial real estate services company, since March 2015. He served previously served as a senior advisor to TPG Capital, a private equity firm, from July 2014 to December 2014 and as a managing partner at Blum Capital, a private equity firm, from January 2013 to December 2013. Prior to that, Mr. White served as chief executive officer of CBRE Group, Inc., a commercial real estate services firm, from 2005 to 2012, president of CBRE Group from 2001 to 2010 and, prior to that, as chairman of the Americas of CB Richard Ellis Services, Inc. He is a director of Realogy Holdings Corporation and a trustee of the University of San Francisco, and previously served as a director of Ares Commercial Real Estate Corporation and CBRE Group, Inc. Mr. White is a graduate of the University of California, Santa Barbara.

Specific Qualifications and Experience Relevant to the Company

Mr. White brings to the Board the experience, strategic perspective, critical judgment and analytical skills of a chief executive officer of a public company. His real estate services industry experience is particularly relevant to the Company’s infrastructure investment strategy. He also brings the perspective of a business headquartered and doing business in the local markets served by SCE developed from his years of service at CBRE Group. This experience is valuable in Mr. White’s role as the Company’s Lead Director and Compensation and Executive Personnel Committee Chair.

The Board recommends you vote “FOR” the EIX and SCE director nominees, as applicable.

2015 Proxy Statement	11

Information About Our Corporate Governance

Q: How are potential director nominees identified and selected by the Board to become nominees?

A: The Nominating/Corporate Governance Committee, comprised solely of independent directors under New York Stock Exchange LLC (“NYSE”) rules and our Corporate Governance Guidelines, is responsible for recommending director candidates to the Board.

The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description, together with any supporting materials, of the following:

●

Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand; and

●	The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee also considers candidates recommended by our directors, senior management, and any director search firm retained by the Committee. Mr. Sullivan, who is a first-time director nominee, was recommended by a non-management director. The search firm supports the process of identifying director candidates, coordinating the interview process and conducting reference checks. There are no differences in the manner in which the Committee evaluates a candidate based on the source of the recommendation.

If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, Committee members and other directors as determined by the Committee, interview the candidate. The Committee conducts any further research on the candidate that it deems appropriate. The Committee then determines whether to recommend that the candidate be nominated as a director. The Board considers the recommendation and determines whether to nominate the candidate for election.

Q: What information does the Nominating/Corporate Governance Committee consider when recommending a director nominee?

A: For the Committee to recommend a director nominee, the candidate must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

●	A reputation for integrity, honesty and adherence to high ethical standards;

●	Experience in a generally recognized position of leadership; and

●	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committee also considers other factors and information, including the Board’s current need for additional members, the candidate’s potential for increasing the Board’s range of experience, skills and diversity, the candidate’s independence, and specific skills and experience that are relevant to our business strategy.

In nominating candidates for re-election to the Board, the Committee also considers the nature and time invested in a director’s service on other boards, the director’s Board, Board committee and annual meeting attendance, and the vote received at the prior annual meeting.

Q: How does the Nominating/Corporate Governance Committee consider diversity in identifying director candidates?

A: Our Corporate Governance Guidelines state the Board’s policy that the value of diversity on the Board should be considered. The Committee considers ethnic and gender diversity, as well as diversity of skills, backgrounds and qualifications represented on the Board, in recommending nominees for election. The Committee has instructed its director search firm to identify candidates reflecting ethnic and gender diversity.

The Committee evaluates its effectiveness in achieving diversity on the Board through its annual review of Board composition, which identifies ethnicity, gender and industry experience prior to recommending nominees for election.

Q: How does the Board determine which directors are considered independent?

A: Our Corporate Governance Guidelines require that the Board consist of at least a majority of independent directors and that the Audit, Compensation and Executive Personnel, and Nominating/Corporate Governance Committees be comprised solely of independent directors. The Company uses the NYSE listing standards to determine independence. Also, the Compensation Committee charter contains additional independence requirements for committee membership.

No director will be considered independent to serve on the Board or an independent Board committee if he or she would not qualify as independent under NYSE rules. Directors who qualify as independent to serve on the Board are determined to be independent unless the director has a material relationship with the Company or its subsidiaries. Directors who qualify as independent to serve on an independent Board committee must meet any additional independence criteria prescribed by the NYSE listing standards and the applicable committee charter.

12	2015 Proxy Statement

The Board has determined that the types of relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines, which are posted on our website at www.edison.com/corpgov, are not material for purposes of determining directors’ independence to serve on the Board. As a result, the Board does not consider these relationships in making independence determinations to serve on the Board.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a director is independent to serve on the Board or not, is made in good faith by the directors. The director whose relationship is under consideration abstains from the vote regarding his or her independence.

Q: Which directors has the Board determined are independent to serve on the Board?

A: The Board has determined that all directors and director nominees other than Messrs. Craver and Pizarro are independent to serve on the Board. The Board previously determined that Dr. France A. Córdova, who resigned from the Board on March 13, 2014, was independent.

The Board reviews the independence of our directors to serve on the Board or an independent Board committee at least annually, and periodically as needed. On a monthly basis, the Company also monitors director relationships and transactions that might disqualify them as independent. In February 2015, prior to recommending director nominees for election, the Board confirmed that the independent directors had no relationships or transactions that disqualified them as independent to serve on the Board.

Q: Who is the Lead Director and what are the Lead Director’s duties and responsibilities?

A: The Lead Director is designated annually by the independent directors, must be independent, and is expected to devote a greater amount of time to Board service than the other directors. The current Lead Director is Mr. White, who has served in that role since April 2014.

The Lead Director’s duties and responsibilities are described in our Corporate Governance Guidelines and include all of the following:

●	In consultation with the non-employee directors, approve agendas and schedules for Board meetings, and approve the flow of information to the Board;

●	Preside at all meetings at which the Chairman is not present, including executive sessions of the non-employee and the independent directors, and apprise the Chairman of the issues considered;

●	Be available to serve as a liaison between the Chairman and the independent directors;

●	Be available for consultation and direct communication with the Company’s shareholders and other interested parties;

●	Call meetings of the non-employee and the independent directors when necessary and appropriate; and

●	Perform other duties delegated by the non-employee directors.

The Lead Director’s term is one year, consistent with annual elections of directors; in practice, however, our Lead Directors have served for at least two years since 2008.

Q: Why does the Board believe that its Board leadership structure is appropriate?

A: The EIX Board has determined that the combined role of Chairman and CEO, together with an independent Lead Director having the duties described above, is currently in the best interest of our shareholders because it provides the appropriate balance between effective leadership of the Company and independent oversight of management. We have the following corporate governance practices that provide for strong independent leadership on the Board and effective oversight of management and CEO performance:

●	A strong independent Lead Director role;

●	A Board with all independent directors, except for Mr. Craver, and no former employees of the Company;

●	Key Board committees comprised entirely of independent directors;

●	Regular meetings in executive session with only the independent directors (four meetings in 2014);

●

A Compensation Committee that annually evaluates CEO performance in achieving company goals and objectives relevant to his compensation, determines his compensation based on its evaluation, and reports to the Board, all in executive session without the CEO present;

●	Annual Board discussion of CEO performance in executive session without the CEO present; and

●	Performance feedback annually provided to the CEO by the Lead Director.

The EIX Board also believes having Mr. Craver serve in the combined role of EIX Chairman and CEO is in the best interests of our shareholders because:

●	He is most familiar with our business and industry and most capable of identifying strategic priorities and leading the Board’s review of strategy;

●	His day-to-day presence at the Company and interaction with management make him most capable of identifying and prioritizing issues and risks for the Board’s attention;

●	The combined role conveys the Board’s confidence in his leadership to shareholders and other stakeholders; and

●	The combined role provides clear accountability for effective leadership and results.
2015 Proxy Statement	13

The EIX Board continues to monitor trends in this area and could, under different circumstances, reach a different conclusion.

The SCE Bylaws provide that the President of SCE has the duties of the Chairman. The Lead Director of EIX also serves as Lead Director of SCE. All directors of SCE are independent, except for Messrs. Craver and Pizarro, and the key Board committees are composed entirely of independent directors. The SCE Board has determined that the current leadership structure is appropriate for SCE as a subsidiary of EIX.

Q: What is the Board’s role in CEO succession planning?

A: The Board believes CEO succession planning is one of its most important responsibilities. Our Corporate Governance Guidelines provide that the Board will annually review and evaluate succession planning and management development for the Company’s senior officers, including the CEO.

At least annually, the Board meets in executive session with the EIX CEO to discuss talent and succession planning. The discussion includes CEO succession in the ordinary course, CEO succession in the event of an emergency, and succession for other key senior management positions. The frequency of the Board’s CEO succession planning discussions depends in part on the period until the CEO’s expected retirement.

In the succession planning process, internal CEO succession candidates are identified and evaluated based on criteria considered predictive of success at the CEO level, taking into account the Company’s business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each individual.

Our Corporate Governance Guidelines provide that the Board will have opportunities to become acquainted with the senior officers of the Company and others who may have the potential to handle significant management positions. This is carried out through opportunities for officers to make presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose.

In addition to the succession planning process, the Compensation and Executive Personnel Committee annually assesses the performance of the CEO and other senior officers against individual and corporate goals. The performance review process is discussed under “Role of Compensation Committee and Executive Officers” in the Compensation Discussion and Analysis below. The Committee reports on the results to the Board.

Q: What is the Board’s role in risk oversight?

A: Our Corporate Governance Guidelines provide that one of the Board’s primary functions is to review the Company’s enterprise risk management process and monitor strategic and emerging risks. The Board annually reviews key enterprise risks identified by management, such as financial, reputational, safety, physical and cyber security, and compliance risks, and monitors key risks through reports and discussions regarding key risk areas at Board meetings. The Board also focuses on specific strategic and emerging risks in periodic strategy reviews. The Board annually reviews corporate goals and approves capital budgets.

Board committees have responsibility for risk oversight in specific areas as follows:

The Audit Committee is responsible for oversight of (i) risk assessment and risk management policies, (ii) major financial risk exposures, and (iii) the steps management has taken to monitor and control these exposures. In carrying out these responsibilities, the Committee semi-annually reviews the Company’s risk management processes and key enterprise risks, reviews the EIX risk management committee charter, receives regular reports on litigation, internal audits and compliance, receives “deep dive” reports on specific risk topics at meetings, and receives semi-annual reports of the Company’s political contributions. The Committee also annually reviews and approves the internal audit plan. The EIX Vice President for Risk Management regularly attends Committee meetings and reports on risk issues.

The Compensation and Executive Personnel Committee assesses and monitors risks in the Company’s compensation program. The Committee’s risk assessment process and factors considered in assessing risk are discussed under “Risk Considerations” in the Compensation Discussion and Analysis below.

The Finance, Operations and Safety Oversight Committee is responsible for oversight of risks in the Company’s capital investment activities and operations. The Committee regularly monitors the level of capital spending relative to approved capital budgets and must approve significant capital spending variances and projects that are not included in approved capital budgets. The Committee also monitors safety and operational performance metrics, significant developments related to safety, physical and cyber security, reliability and affordability, and the availability of appropriate resources in these areas. In carrying out its responsibility for oversight of risks in the Company’s operations, the Committee receives “deep dive” reports on key topics related to this responsibility at each meeting. To the extent topics involve key Company risks, members of the Audit Committee may be invited to attend Finance, Operations and Safety Oversight Committee meetings.

The Nominating/Corporate Governance Committee advises the Board with respect to Board size and composition, Board committee composition and responsibilities, Lead Director selection and corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility.

The Board believes its leadership structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, the Company has an independent Lead Director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks.

14	2015 Proxy Statement

Q: What is the Board’s role in cybersecurity oversight?

A: The Company has identified cybersecurity as a key enterprise risk. As a result, cyber risks are included in the key risk reports to the Board and Audit Committee discussed above. In addition, the Board has assigned responsibility for cybersecurity oversight to the Finance, Operations and Safety Oversight Committee, which receives an annual “deep dive” report and written cybersecurity updates with each meeting. Among other things, these reports focus on the Company’s most critical assets, cybersecurity drills, exercises and breaches, mitigation of cyber risks, and assessments by third-party experts. In 2014, the Board also received an annual “deep dive” report with a similar focus.

Q: Do the Board and Board committees conduct an annual evaluation of their performance?

A: The Board and Board committees complete a self-evaluation questionnaire and discuss the results of their evaluation in executive session during the applicable Board or committee meeting. The Nominating/Corporate Governance Committee oversees the annual evaluation of the Board and Board committees.

Q: How many times did the Board meet in 2014?

A: The Board met eleven times in 2014. Each current director attended 75% or more of all Board and Board committee meetings he or she was eligible to attend. The Board held four executive sessions of the independent directors.

Q: Does the Company have a policy on attendance of Director nominees at Annual Meetings?

A: Director nominees are expected to attend Annual Meetings. All of the EIX and SCE directors attended the 2014 Annual Meeting.

Q: Are directors required to hold EIX Common Stock?

A: Within five years from the date of their initial election to the Board, directors are required to own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the amount of the annual Board retainer. All deferred stock units held by a director count toward this ownership requirement.

All directors comply with this stock ownership requirement.

Q: Does EIX have a policy on shareholder rights plans?

A: The EIX Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the EIX Board’s fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of EIX shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the EIX Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by EIX shareholders prior to such termination.

Q: Is SCE subject to the same corporate governance stock exchange rules as EIX?

A: EIX is subject to NYSE rules and SCE is subject to the NYSE MKT LLC rules, which exempt SCE from designated corporate governance rules for Board and Board committee composition, including director independence, the director nominations process, and the process to determine executive compensation. SCE is exempt from these rules because (i) it is a “controlled company” with over 50% of the voting power held by its parent company, EIX, and (ii) it has listed only preferred stock on the exchange. However, SCE closely follows the EIX corporate governance practices required under the NYSE rules.

Q: How may I communicate with the Board?

A: Shareholders and other interested parties may communicate with the Board or individual directors by following the procedures described on our website at www.edison.com/corpgov.

Q: Where can I find the Company’s corporate governance documents?

A: The EIX Bylaws, Corporate Governance Guidelines, and Board committee charters, the Director Ethics and Compliance Code applicable to all directors of EIX and SCE, and the Employee Ethics and Compliance Code applicable to all EIX and SCE officers and employees, are posted on our website at www.edison.com/corpgov.

The SCE Bylaws, Corporate Governance Guidelines and Board committee charters are posted on our website at www.sce.com/corpgov.

2015 Proxy Statement	15

Certain Relationships and Related Transactions

It is the Company’s policy that the Nominating/Corporate Governance Committee review at least annually, and periodically as needed, any transaction in the prior calendar year or any proposed transaction between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is generally a director, a director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX or SCE, and their immediate family members. This policy is stated in writing in the Committee’s charter.

The Committee’s regular procedure is to obtain from management annually, and periodically as needed, a list of the transactions with related persons described above, and to review these transactions at a meeting held in advance of recommending director nominations to the Board. The list is based on information from questionnaires completed by our directors, director nominees, and executive officers, together with information obtained from our accounts payable and receivable records and is reviewed by legal counsel. The Committee’s procedure is evidenced in the minutes and records for the Committee meeting at which the review occurred.

Linda G. Stuntz

Director Linda Stuntz is an equity partner at the law firm of Stuntz, Davis & Staffier, P.C. (“SD&S”), which paid the Company approximately $233,000 in 2014 to sublease approximately 4,344 square feet of office space in Washington, D.C. Effective upon the completion of pending tenant improvements, the sublease has been amended to reduce the subleased space to 3,625 square feet at a monthly rent of $16,325, which will increase annually by 4%. The sublease will expire two years following completion of the tenant improvements, unless SD&S elects to renew the lease for up to two additional one year terms.

Adam S. Umanoff

On October 8, 2014, Adam S. Umanoff was elected EIX Vice President and General Counsel, effective January 2, 2015. In connection with his election, EIX entered into an agreement with Akin Gump Strauss Hauer and Feld LLP, Mr. Umanoff’s previous employer, to retain Mr. Umanoff’s legal services from November 10, 2014 through December 31, 2014 as he prepared to assume his new position. The amount paid to Akin Gump in connection with Mr. Umanoff’s services was $166,127.

16	2015 Proxy Statement

Board Committees

The current membership and primary functions of our Audit, Compensation and Executive Personnel, Nominating/Corporate Governance, and Finance, Operations and Safety Oversight Committees are described below. The duties and powers of each Committee are described in its charter.

Director	Audit Committee	Compensation & Executive Personnel Committee	Nominating/ Corporate Governance Committee	Finance, Operations & Safety Oversight Committee
Jagjeet S. Bindra	✓			✓
Vanessa C.L. Chang	Chair	✓
Financial Expert
Bradford M. Freeman			✓	Chair
Luis G. Nogales	✓	✓
Richard T. Schlosberg, III		✓	Chair
Linda G. Stuntz			✓	✓
Thomas C. Sutton			✓	✓
Ellen O. Tauscher	✓			✓
Peter J. Taylor	✓	✓
Brett White		Chair	✓
Number of Meetings Held in 2014 (EIX/SCE)	6/6	4/4	4/4	4/4

Audit Committee

The Audit Committee’s duties and powers include the following:

●	Appoint the independent registered public accounting firm.

●	Assist the Board in its oversight of:

-	the integrity of financial statements;

-	finance, accounting, ethics and compliance and internal control systems;

-	compliance with legal and regulatory requirements;

-	the qualifications, independence and performance of the Company’s independent registered public accounting firm;

-	the General Auditor’s performance and the internal audit function, including how the function is organized and its responsibilities, budget, staffing and skills; and

-	the ethics and compliance program, including goals and plans, program effectiveness, and compliance processes for the employees’ ethics code.

●

Meet regularly, including in executive sessions, with management, the independent registered public accounting firm, and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and any management biases with respect to judgments estimates, significant accounting policies and disclosures, or difficulties in obtaining appropriate information.

●	Meet regularly in executive sessions with the EIX Chief Ethics and Compliance Officer to address ethics and compliance issues.

●	Recommend to the Board the inclusion of the year-end audited financial statements in the Company’s Annual Report.

●	Review with the independent registered public accounting firm management’s estimates for significant transactions that impact financial reporting.

●

Review with the independent registered public accounting firm the scope of audit and other engagements and the related fees, their independence, the adequacy of internal accounting controls, the firm’s quarterly reports on critical accounting matters that arose during the quarter, and the year-end audited financial statements.

●	Oversee the Company’s (i) risk assessment and risk management policies, (ii) major financial risk exposures and (iii) the steps management has taken to monitor and control these exposures.

●	Establish and maintain procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters.

The EIX Audit Committee also reviews at least semi-annually (i) any changes to the Company’s political contribution policies and (ii) a written report of political contributions and related political expenditures of the Company and its consolidated subsidiaries, political action committee and civic action committee. The EIX Board approves all political contributions in excess of $1 million.

2015 Proxy Statement	17

Compensation and Executive Personnel Committee

The Compensation and Executive Personnel Committee’s duties and powers include the following:

●	Review the performance and set the compensation of designated elected officers, including the executive officers.
●	Review director compensation for consideration and action by the Board.
●	Approve the design of executive and director compensation programs, plans and arrangements.
●	Approve stock ownership guidelines for officers and recommend guideline changes for directors.
●	Review and assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s duties and powers include the following:

●	Periodically review Board size and composition and identify and recommend director candidates.
●	Make recommendations to the Board regarding Board committee, committee chair and Lead Director assignments.
●	Review related party transactions.
●	Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.
●	Advise the Board with respect to corporate governance matters.
●	Oversee the annual evaluation of the Board and Board committees.
●	Review the orientation program for new directors and continuing education activities for all directors.

Finance, Operations and Safety Oversight Committee

The Finance, Operations and Safety Oversight Committee’s duties and powers include the following:

●	Review and monitor capital spending compared to the annual budget or equity investment plan approved by the Board, and receive post-completion reports from management on all major capital projects.
●

Monitor operational and service excellence performance metrics and significant developments relating to safety, reliability and affordability, specifically including performance and developments in the areas of cybersecurity, business resiliency and emergency response, and the availability of appropriate resources to achieve objectives in these areas.

The EIX Finance, Operations and Safety Oversight Committee has the following additional duties and powers:

●	Approve capital investments in, and extensions of credit to, Edison Energy and its subsidiaries, of more than $100 million over the amount previously approved by the Board or Committee.
●

Review and monitor capital commitments by Edison Energy and its subsidiaries, and approve any transaction not in the ordinary course of business that is required to be approved by EIX as the shareholder of Edison Energy.

18	2015 Proxy Statement

Director Compensation

The following table presents information regarding the compensation paid for 2014 to our non-employee directors. The compensation paid to any director who is also an employee is presented in the EIX and SCE Summary Compensation Tables and the related explanatory tables.

Director Compensation Table – Fiscal Year 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jagjeet S. Bindra	117,000	115,012	—	—	—	10,000	242,012
Vanessa C.L. Chang	135,000	115,012	—	—	15,621	10,000	275,633
France A. Córdova(6)	38,750	—	—	—	20,142	—	58,892
Bradford M. Freeman	115,000	115,012	—	—	29,341	10,000	269,353
Luis G. Nogales	115,000	115,012	—	—	14,169	10,000	254,181
Ronald L. Olson(7)	46,500	—	—	—	35,066	—	81,566
Richard T. Schlosberg, III	127,000	115,012	—	—	32,148	10,000	284,160
Linda G. Stuntz	61,316	115,012	—	—	422	5,000	181,750
Thomas C. Sutton	107,000	115,012	—	—	21,371	10,000	253,383
Ellen O. Tauscher	107,000	115,012	—	—	510	10,000	232,522
Peter J. Taylor	113,000	115,012	—	—	—	5,000	233,012
Brett White	138,750	115,012	—	—	13,751	10,000	277,513
(1)

The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2014 Annual Report.

(2)	Each non-employee director, other than Dr. Córdova and Mr. Olson, was granted 2,027 shares or deferred stock units on April 24, 2014, and each share or unit had a value of $56.74 on the grant date. Dr. Córdova and Mr. Olson were not eligible for a grant because of their respective resignation and retirement from the Board. The number of outstanding deferred stock units held by each non-employee director as of December 31, 2014 was as follows: Messrs. Bindra, Freeman, Nogales, Schlosberg, Sutton, Taylor, and White held 3,387, 33,863, 33,541, 33,863, 8,677, 9,675, and 21,653, respectively; and Mses. Chang, Stuntz, and Tauscher held 21,667, 2,065, and 3,614, respectively. Dr. Córdova and Mr. Olson held 26,923 and 30,896 deferred stock units, respectively, at the time of their respective resignation and retirement from the Board.
(3)	We did not grant stock options to our non-employee directors in 2014. The number of outstanding stock options from grants in prior years held by each non-employee director as of December 31, 2014 was as follows: Messrs. Schlosberg and Sutton 12,500; Messrs. Freeman and Nogales 10,000; Ms. Chang and Mr. White 7,500 each; and Mses. Stuntz and Tauscher and Mr. Taylor 0 each. Dr. Córdova and Mr. Olson each held 12,500 outstanding stock options at the time of their respective resignation and retirement from the Board.
(4)	Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates and, for Mr. Nogales, a $5,368 increase from January 1, 2014 to December 31, 2014 in the present value of benefits under the Retirement Plan for Directors.
(5)	EIX has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Company’s employees and directors. EIX matches aggregate director contributions of up to $10,000 per calendar year to qualified schools. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the director. For purposes of determining the date on which an eligible (publicly-traded) stock gift is given, such date will be based on the date stock ownership transfers to the qualified school.
(6)	Dr. Córdova resigned from the Board on March 13, 2014.
(7)	Mr. Olson retired from the Board on April 24, 2014.

2015 Proxy Statement	19

Annual Retainer and Meeting Fees

Compensation for non-employee directors during 2014 included an annual retainer, fees for attending meetings, and an annual equity award. Directors were offered the opportunity to receive all of their compensation on a deferred basis under the EIX Director Deferred Compensation Plan. The following table sets forth the current retainers and meeting fees:

Type of Fee	Dollar Amount
Annual Board Retainer:	$65,000
Additional Annual Board Retainer to:
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Other Committee Chairs	$10,000
Lead Director	$25,000
Each Board, Board committee, subcommittee,	$2,000
or other business meeting, including adjourned
meetings

Directors receive only one meeting fee for each Board or Board committee meeting held jointly or consecutively, and for joint meetings of more than one committee. It is the usual practice that meetings of the EIX and SCE Boards and Board committees are held jointly and a single meeting fee is paid for each joint meeting.

All directors are also reimbursed for out-of-pocket expenses incurred for serving as directors and are eligible to participate in the Director Matching Gift Program described above in footnote (5) to the Director Compensation Table above.

Annual Equity Awards

Upon re-election or initial election to the Board in April 2014, non-employee directors were granted an annual equity award of EIX Common Stock (or deferred stock units, as explained below) with an aggregate grant date value of $115,000. Non-employee directors who are re-elected to the Board in April 2015 will be granted an equity award of EIX Common Stock (or deferred stock units) with an aggregate grant date value of $125,000. If a director is initially elected at or after the 2015 Annual Meeting, he or she will be granted an award of EIX deferred stock units with an aggregate grant date value of $125,000 on the date of election.

The number of shares or units granted is determined by dividing the value of the equity award ($115,000 or $125,000, as described above) by the closing price of EIX Common Stock on the date of election or re-election and rounding up to the next whole share. Each award is fully vested when granted.

Directors have the opportunity to elect in advance to receive their re-election award entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a contractual right to receive one share of EIX Common Stock. Deferred stock units are credited to the director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold and accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock, that are converted to additional deferred stock units.

Each director’s equity award in 2014 was granted under the EIX 2007 Performance Incentive Plan. Directors serving on both Company Boards receive only one award per year.

EIX Director Deferred Compensation Plan

The EIX Director Deferred Compensation Plan is separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned on or after January 1, 2005.

Non-employee directors are eligible to defer up to 100% of their annual retainers and meeting fees. Any portion of a director’s annual equity award that he or she elects to receive as deferred stock units is automatically deferred. Amounts deferred (other than deferred stock units) accrue interest until paid to the director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending November 1 of the prior year or, effective with interest credits beginning in 2015, over a 60-month period ending September 1 of the prior year.

Payment of Grandfathered Plan Benefits

Amounts deferred under the grandfathered plan document (other than deferred stock units) may be deferred until a specified date, retirement, death or discontinuance of service as a director. At the director’s election, any such compensation that is deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Any such deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a director. Directors may elect at the time of deferral to receive payment on a fixed date. Deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Deferred stock units may be deferred until retirement, death or discontinuance of service as a director, and when payable will be distributed in EIX Common Stock. Payment will be made in a lump sum upon the director’s retirement, unless a request to receive distribution in the form of annual installments over 5, 10, or 15 years was previously approved. Discontinuance of service as a director prior to retirement will result in a lump sum payout of deferred stock units. Upon the director’s death, any remaining deferred stock unit balance will be paid to the director’s beneficiary in a lump sum.

Deferred stock units may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

20	2015 Proxy Statement

Payment of 2008 Plan Benefits

Any amounts deferred under the 2008 plan document (including deferred stock units) may be deferred until a specified date no later than the date the director turns age 75, retirement, death, disability or other separation from service. Directors have sub-accounts for each annual deferral for which the following forms of payment may be elected:

●	Single lump-sum;
●	Two to fifteen annual installments;
●	Monthly installments for 60 to 180 months; or
●	Any combination of the above.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event. However, payments may not begin later than the director’s 75th birthday unless the director is still on the Board. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

If a director who was eligible to participate in the plan on or before December 31, 2008 dies within ten years of his or her initial eligibility to participate in the plan, the amount of the director’s remaining deferred compensation account balance that will be paid to his or her beneficiary will be doubled. However, deferred stock units and any amounts attributable to dividend equivalents previously associated with stock options will not be doubled. All amounts payable are treated as obligations of EIX.

Retirement Plan for Directors

Messrs. Nogales and Olson participate in the Retirement Plan for Directors. No new director after 1997 may participate in the plan. Each participating director is generally entitled to quarterly payments, commencing upon his retirement, resignation or death, based on the amount of the annual retainer and regular Board meeting fees in effect at the time of such termination of service unless another payment schedule was elected under Section 409A of the Internal Revenue Code. The annual benefit for Messrs. Nogales and Olson is payable in quarterly installments for a number of years equal to the years of his service as a director prior to 1998. Years of service for benefit determination purposes were frozen at the end of 1997. However, the present value of these frozen benefits can change over time. Mr. Olson commenced receiving his benefit payments under this plan in connection with his retirement from the Board.

Determination of Director Compensation

The Board makes all decisions regarding director compensation. These decisions are typically made after receiving recommendations from the Committee. The Committee typically makes its recommendations after receiving input from its independent compensation consultant and management. The Committee retained F.W. Cook to evaluate and make recommendations regarding director compensation for 2014. Generally, F.W. Cook’s assistance included helping the Committee identify industry trends and norms for director compensation; reviewing and identifying the appropriate peer group companies; and evaluating relevant director compensation data for these companies. Management’s input generally focuses on legal, compliance, and administrative issues.

2015 Proxy Statement	21

Information About Our Stock Ownership

Directors, Director Nominees and Executive Officers

The following table shows the number of shares of EIX Common Stock beneficially owned as of February 26, 2015, except as otherwise indicated, by each of our directors, director nominees, individuals named in the EIX and SCE Summary Compensation Tables (“NEOs”), and our directors and executive officers as a group. None of the persons included in the table beneficially owns any other equity securities of the Company or its subsidiaries. The table includes shares that the individual has a right to acquire through April 27, 2015.

Name of Beneficial Owner	Category	Deferred Stock Units(1)	Stock Options	Common Stock Shares(2)	Total Shares Beneficially Owned(3)	Percent of Class(4)
Jagjeet S. Bindra	Director/Nominee	3,387	—	9,037	12,424	*
Vanessa C.L. Chang	Director/Nominee	4,333	7,500	113	11,946	*
Theodore F. Craver, Jr.	Director/Nominee	—	3,289,264	252,648	3,541,912	*
	EIX NEO
Bradford M. Freeman	Director	2,258	10,000	55,500	67,758	*
Luis G. Nogales	Director	33,541	10,000	—	43,541	*
Pedro J. Pizarro	SCE Director/Nominee	—	65,879	33,921	99,800	*
	SCE NEO
Richard T. Schlosberg, III	Director/Nominee	33,863	12,500	5,000	51,363	*
Linda G. Stuntz(5)	Director/Nominee	207	—	1,000	1,207	*
William P. Sullivan	Nominee	—	—	—	—	*
Thomas C. Sutton	Director	6,612	12,500	69,878	88,990	*
Ellen O. Tauscher	Director/Nominee	2,581	—	1,014	3,595	*
Peter J. Taylor	Director/Nominee	—	—	—	—	*
Brett White	Director/Nominee	21,653	7,500	—	29,153	*
W. James Scilacci	EIX NEO	—	613,962	49,238	663,200	*
Robert L. Adler	EIX NEO	—	348,820	37,216	386,036	*
Ronald L. Litzinger	EIX/SCE NEO	—	729,087	57,817	786,904	*
Bertrand A. Valdman	EIX NEO	—	203,205	7,241	210,446	*
Maria Rigatti	SCE NEO	—	18,386	13,531	31,917	*
Stuart R. Hemphill	SCE NEO	—	64,447	16,218	80,665	*
Linda G. Sullivan(6)	SCE NEO	—	—	7,722	7,722	*
Peter T. Dietrich	SCE NEO	—	132,439	14,870	147,309	*
Russell C. Swartz	SCE NEO	—	186,278	16,512	202,790	*
Kevin M. Payne	SCE NEO	—	40,192	565	40,757	*
David L. Mead	SCE NEO	—	23,388	1,811	25,199	*
Leslie E. Starck(7)	SCE NEO	—	77,478	8,741	86,219	*
Current EIX Directors and Executive Officers
as a Group (17 individuals)		108,435	4,863,892	540,933	5,513,260	1.69%
Current SCE Directors and Executive Officers
as a Group (17 individuals)		108,435	3,856,885	488,807	4,454,127	1.37%
(1)	The reported number consists of deferred stock units that could be settled in shares of EIX Common Stock within 60 days at the director’s discretion (for example, by retirement). However, all deferred stock units held by a director count toward the stock ownership requirement for directors. In addition to the deferred stock units reported in this table, Messrs. Freeman and Taylor held 31,606 and 9,675 deferred stock units as of February 26, 2015, respectively, and Mses. Chang, Stuntz and Tauscher held 17,333, 1,859, and 1,032 deferred stock units as of February 26, 2015, respectively. These additional deferred stock units will also be settled in shares of EIX Common Stock, but in accordance with SEC rules are not included in the table because they cannot be settled in shares of EIX Common Stock within 60 days at the director’s discretion.
(2)	Except as follows, each individual has sole voting and investment power:
Shared voting and sole investment power: Mr. Scilacci 35,430; Mr. Adler 4,927; Mr. Hemphill 8,556; Mr. Starck 3,595; all EIX directors and executive officers as a group 36,284; and all SCE directors and executive officers as a group 8,556.
Shared voting and shared investment power: Mr. Bindra 9,037; Ms. Chang 113; Mr. Craver 221,903; Mr. Sutton 43,355; Mr. Scilacci 634; Mr. Litzinger 50,056; Ms. Sullivan 6,272; Mr. Starck 4,726; all EIX directors and executive officers as a group 326,517; and all SCE directors and executive officers as a group 274,408.
(3)	Includes shares listed in the three columns to the left.
(4)	Each individual owns less than 1% of the outstanding shares of EIX Common Stock.
(5)	Ms. Stuntz’s beneficial ownership is reported as of March 2, 2015.
(6)	Ms. Sullivan’s Common Stock Shares are reported as of December 31, 2014.
(7)	Mr. Starck’s Common Stock Shares include 1,173 restricted stock units that will be settled in EIX Common Stock on or about April 2, 2015.

22	2015 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers to file reports regarding their ownership in EIX or SCE equity securities, as applicable to the Director or officer. Based solely on a review of the reports filed and written representations from Directors and executive officers that no other reports were required, we believe that all filing requirements were timely met during 2014, except as follows:

On January 6, 2014, Mr. Sutton, who is retiring at the Annual Meeting, filed a Form 4 with the SEC reporting the conversion of EIX deferred stock units to EIX common stock that occurred on January 1, 2014. Mr. Sutton’s Form 4 was filed one day late due to an administrative error by the Company that incorrectly believed the transaction date was January 2, 2014 rather than January 1, 2014 because January 1 is a holiday.

Certain Shareholders

The following are the only shareholders known to beneficially own more than 5% of any class of EIX or SCE voting securities as of December 31, 2014, except as otherwise indicated:

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
EIX Common Stock	State Street Corporation	28,243,691(1)	8.7%
	One Lincoln Street
	Boston, MA 02111
EIX Common Stock	BlackRock Inc.	22,454,061(2)	6.9%
	55 East 52nd Street
	New York, NY 10022
EIX Common Stock	The Vanguard Group	19,405,078(3)	5.95%
	100 Vanguard Blvd.
	Malvern, PA 19355
SCE Common Stock	Edison International	434,888,104(4)	100%
	2244 Walnut Grove Avenue
	Rosemead, CA 91770
(1)	This information is based on a Schedule 13G filed with the SEC on February 12, 2015. Acting in various fiduciary capacities, State Street reports that it has shared voting and investment power over all shares. This includes 11,266,765 shares, or 3.45% of the class, held by State Street as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan shareholders, unless contrary to ERISA.
(2)	This information is based on a Schedule 13G filed with the SEC on January 29, 2015. BlackRock Inc. reports that it has sole voting power over 19,178,790 shares and sole investment power over all shares.
(3)	This information is based on a Schedule 13G filed with the SEC on February 11, 2015. The Vanguard Group reports that it has sole voting power over 595,195 shares, sole investment power over 18,878,313 shares, and shared investment power over 526,765 shares.
(4)	EIX became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. EIX continues to have sole voting and investment power over these shares.

2015 Proxy Statement	23

ITEM 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for calendar year 2015. The Company is asking shareholders to ratify this appointment.

PwC is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PwC are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

PwC has been retained as the Company’s independent registered public accounting firm continuously since 2002. The Audit Committee has adopted restrictions on hiring certain persons formerly associated with PwC into an accounting or financial reporting oversight role to help ensure PwC’s continuing independence.

The Audit Committee meets annually in executive session without PwC present to evaluate the performance of PwC, taking into consideration the quality of PwC’s written reports and meetings with the Committee, PwC’s industry knowledge from an accounting and tax perspective, PwC’s continued independence and professional skepticism, the Committee’s discussions with management about PwC’s performance, and information available from Public Company Accounting Oversight Board (“PCAOB”) inspection reports, among other things. The Audit Committee annually considers whether there should be a rotation of the independent external audit firm. The Audit Committee is involved in the selection of PwC’s lead engagement partner when mandated rotation is required every five years. In connection with the rotation of PwC’s lead engagement partner, the Company will interview candidates who meet professional, industry and personal criteria, and select the finalists. The Audit Committee Chair will participate in interviews with viable candidates and approve the lead engagement partner in consultation with the Audit Committee.

The Audit Committee considered a number of factors when determining whether to reappoint PwC as the Company’s independent registered public accounting firm, including the length of time PwC has been engaged, their knowledge of the Company and its personnel, processes, accounting systems and risk profile, the quality of the Audit Committee’s ongoing discussions with PwC, and an assessment of the professional qualifications, utility industry experience and past performance of PwC, its lead engagement partner, and other members of the core engagement team. The Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its investors.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either EIX or SCE do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

The Board recommends you vote “FOR” Item 2.

24	2015 Proxy Statement

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to EIX (consolidated total including EIX and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2014 and December 31, 2013, by PwC:

	EIX and Subsidiaries ($000)		SCE ($000)
Type of Fee	2014	2013	2014	2013
Audit Fees(1)	$6,420	$6,312	$5,608	$5,477
Audit-Related Fees(2)	120	35	120	35
Tax Fees(3)	2,604	1,335	820	702
All Other Fees(4)	73	5	73	5
TOTAL	$9,217	$7,687	$6,621	$6,219
(1)	These represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements.
(2)	These represent fees for assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.
(3)	These represent fees for tax-related compliance and other tax-related services to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.
(4)	These represent fees for an annual subscription to an Internet accounting research service and other miscellaneous services.

The Audit Committee annually approves all proposed audit fees in executive session without PwC present, taking into consideration a number of factors, including a breakdown of the services to be provided, proposed staffing and hourly rates, and changes in the Company and industry from the prior year. The audit fees are the culmination of a process which included a comparison of the prior year’s proposed fees to actual fees incurred and fee proposals for known and anticipated 2015 services in the audit, audit-related, tax and other categories. The Audit Committee’s deliberations consider balancing the design of an audit scope that will achieve a high quality audit with driving efficiencies from both the Company and PwC while compensating PwC fairly.

The Audit Committee is required to pre-approve all audit and permitted non-audit services performed by PwC to ensure that these services will not impair the firm’s independence.

The Committee’s pre-approval responsibilities may be delegated to one or more Committee members, provided that such delegates present any pre-approval decisions to the Committee at its next meeting. The Committee has delegated such pre-approval responsibilities to the Committee Chair. PwC must assure that all audit and non-audit services provided to the Company have been approved by the Audit Committee.

During the fiscal year ended December 31, 2014, all services performed by PwC were pre-approved by the Audit Committee, irrespective of whether the services required pre-approval under the Exchange Act.

2015 Proxy Statement	25

Audit Committee Report

The Audit Committee is composed of five non-employee directors and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov. The Board has determined that each Audit Committee member is independent and financially literate, and that at least one member has accounting or other related financial management expertise, as such qualifications are defined by NYSE rules, our Corporate Governance Guidelines, and/or the charter. The Board has also determined that Ms. Chang qualifies as an “audit committee financial expert” as defined by SEC rules.

The scope of the Audit Committee’s duties and the Committee’s role in risk oversight are described in “Board Committees – Audit Committee” and “Information About Our Corporate Governance – Q: What is the Board’s role in risk oversight?” Audit Committee meeting agendas are developed based on input from each Committee member, the independent registered public accounting firm, the General Auditor, and management. The Committee requests and receives presentations on specific topics such as: (i) the procurement process and key vendor review; (ii) the electric system inspection program; (iii) income tax issues; (iv) the enterprise risk management process; (v) the ethics helpline; and (vi) political and charitable contributions.

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the PCAOB and issuing a report thereon. The Audit Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and, therefore have relied on certain representations from management and the independent registered public accounting firm about carrying out its responsibilities.

In discharging our oversight responsibilities in connection with the December 31, 2014 financial statements, the Audit Committee:

●	Reviewed and discussed the audited financial statements with the Company’s management;
●	Discussed with PwC, the Company’s independent registered public accounting firm, the matters required by Auditing Standard No. 16, as adopted by the PCAOB; and
●

Received the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC its independence from the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2014 Annual Report to be filed with the SEC.

Vanessa C.L. Chang, Chair
Jagjeet S. Bindra
Luis G. Nogales
Ellen O. Tauscher
Peter J. Taylor

26	2015 Proxy Statement

ITEM 3: ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

The advisory vote to approve the Company’s executive compensation, commonly known as “Say-on-Pay,” gives shareholders the opportunity to endorse or not endorse our executive compensation. This advisory vote is required by SEC rules to be provided at least once every three years. However, in 2011, our shareholders voted in favor of holding the advisory vote every year, and the Board determined that it would be held annually. The advisory vote to approve the Company’s executive compensation received support from at least 94% of the votes cast in 2012, 2013 and 2014.

Our executive compensation is described under “Compensation Discussion and Analysis” below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation and Executive Personnel Committee. The Board believes our competitive compensation structure aligns executive compensation with shareholder value and serves shareholders well.

EIX and SCE request shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding on the Board or the Company and will not be construed as overruling a decision by the Board or the Company. However, the Compensation and Executive Personnel Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions. See “Shareholder Communication and Compensation Program for 2015” in the Compensation Summary of the Compensation Discussion and Analysis below.

It is expected that the next such vote will occur at the 2016 Annual Meeting.

The Board recommends you vote “FOR” Item 3.

2015 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers (“NEOs”) for 2014, and how we use our compensation program to drive performance. We also discuss the role and responsibilities of our Compensation and Executive Personnel Committee (the “Committee”) in determining executive compensation. The CD&A is organized as follows:

●	Compensation Summary

●	What We Pay and Why: Elements of Total Direct Compensation

●	How We Make Compensation Decisions

●	Other Compensation Benefits

●	Other Compensation Policies and Guidelines

The CD&A contains information that is relevant to your decision regarding the advisory vote to approve our executive compensation (Item 3 on your proxy card). When voting on Item 3, EIX shareholders will vote on EIX executive compensation, while SCE shareholders will vote on SCE executive compensation.

Compensation Summary

Certain key information about our executive compensation program is highlighted in this Compensation Summary.

Executive Compensation Practices

The table below highlights our current compensation practices for NEOs, including practices that we believe drive performance and are aligned with good governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What We Do		What We Don’t Do
✓	We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests	✕	We do not have any employment contracts
✓	We target the market median (50th percentile) for base salary and annual and long-term incentives	✕	We do not provide excise tax gross-ups on change in control payments
✓	We compare executive compensation to a peer group based on a recognized market index	✕	We do not have individually negotiated change in control agreements
✓	We balance multiple metrics for annual and long-term incentives	✕	We do not provide perquisites
✓	We have double-trigger change in control provisions for acceleration of equity award vesting	✕	We do not provide personal use of any corporate aircraft
✓	We seek shareholder feedback on our executive compensation program and share the feedback with the Board and the Committee	✕	We do not re-price underwater stock options
✓	We have stock ownership guidelines and an incentive compensation clawback policy	✕	We do not permit pledging of Company securities by directors or EIX executive officers
✓	Our Committee’s compensation consultant is independent and does not provide any other services to the Company	✕	We do not permit hedging of Company securities

28	2015 Proxy Statement

Elements and Objectives of Total Direct Compensation

Element	Form	Key Objective	% of CEO* Target Total Direct Compensation
Base Salary	Fixed Pay: Cash	Establish a pay foundation to attract and retain qualified executives	15%
Annual Incentive Awards	Variable Pay: Cash	Focus executives’ attention on specific financial, strategic and operating objectives of the Company that we believe will increase shareholder value and benefit customers	17%
Long-Term Incentive Awards	Variable Pay: Equity	Align executive pay directly with long-term shareholder return	68%
	● 50% stock options	● Reward absolute shareholder return
	● 25% performance shares	● Reward relative shareholder return compared to peers and earnings per share compared to pre-established targets
	● 25% restricted stock units	● Encourage retention over a multi-year vesting period with value tied to the price of EIX stock
*	In this CD&A, the term “CEO” means the Chief Executive Officer of EIX.

EIX NEOs for 2014

EIX NEOs are identified below. EIX shareholders will vote on EIX executive compensation.

EIX NEOs	Title
Theodore F. Craver, Jr.	Chairman of the Board, President and CEO
W. James Scilacci	Executive Vice President and Chief Financial Officer (“CFO”); Treasurer through 9/1/2014
Robert L. Adler	Executive Vice President and General Counsel through 12/31/2014
Ronald L. Litzinger	SCE President through 9/30/2014; EIX Executive Vice President and Edison Energy President effective 10/1/2014
Bertrand A. Valdman	Senior Vice President through 2/20/2015

SCE NEOs for 2014

SCE NEOs are identified below. SCE shareholders will vote on SCE executive compensation.

SCE NEOs	Title
Pedro J. Pizarro	President effective 10/1/2014
Ronald L. Litzinger	President through 9/30/2014
Maria Rigatti	Senior Vice President and CFO effective 7/28/2014
Stuart R. Hemphill	Senior Vice President; acting CFO from 4/1/2014 through 7/27/2014
Linda G. Sullivan	Senior Vice President and CFO through 3/31/2014
Peter T. Dietrich	Senior Vice President
Russell C. Swartz	Senior Vice President and General Counsel
Kevin M. Payne	Senior Vice President effective 3/18/2014
David L. Mead	Senior Vice President through 11/14/2014
Leslie E. Starck	Senior Vice President through 10/1/2014
2015 Proxy Statement	29

Our Business and Strategy

EIX’s core business is conducted by its subsidiary SCE, a rate-regulated electric utility that supplies electric energy to an approximately 50,000 square-mile area of southern California. SCE’s strategy is to provide customers safe, reliable and affordable electricity as a foundation for long-term sustainable growth and shareholder value. SCE’s investment focus is on distribution and transmission infrastructure. EIX’s strategy includes investing in, owning, and operating competitive businesses in the electricity industry, with a focus on commercial and industrial energy services. The Company is committed to driving operational and service excellence to achieve its strategic objectives.

2014 Financial Highlights

Significant results for EIX in 2014 include:

●	Our total shareholder return (“TSR”)(1) was 45%, the highest among Philadelphia Utility Index companies;
●	Our stock price increased 41.4%, while the Philadelphia Utility Index increased 24.2% and the S&P 500 increased 11.4%; and
●	Our consolidated core earnings(2) of $1.497 billion ($4.59 per share) exceeded our goal of $1.206 billion ($3.70 per share).

EIX’s relative TSR performance and earnings per share performance contributed to the above-target payout of performance shares described under “Long-Term Incentive Awards” below. EIX’s consolidated core earnings exceeding our goal was a key factor in determining 2014 annual incentive awards for EIX. The determination of annual incentive awards is described under “Annual Incentive Awards” below.

2014 NEO Pay

The following table shows the total direct compensation for 2014 compared to 2013 for the executives who were EIX NEOs both years. “Total direct compensation” or “TDC” means the sum of base salary, annual incentive awards and grant date fair value of long-term incentive awards (columns (c), (e), (f) and (g) of the EIX Summary Compensation Table) for the NEO for the applicable year.

EIX NEO	2013 TDC (million)	2014 TDC (million)	TDC Increase From 2013 to 2014
Theodore F. Craver, Jr.	$8.743	$9.360	7%
W. James Scilacci	$2.334	$2.568	10%
Robert L. Adler	$2.347	$2.532	8%
Ronald L. Litzinger	$2.303	$2.566	11%
Bertrand A. Valdman	$1.388	$1.452	5%

The increases in total direct compensation shown above were due almost entirely to higher annual incentive awards based primarily on the Company’s strong financial performance. Mr. Litzinger also had a 3% salary increase, which resulted in a comparable 3% increase in the grant date fair value of his long-term incentive award (since the grant date fair value of his long-term incentive award as a percentage of base salary did not change). The salaries and the grant date fair value of long-term incentive awards of Messrs. Craver, Scilacci, Adler, and Valdman either did not change or increased by 1% or less.

More information on the reasons for changes in compensation from 2013 to 2014 is under “What We Pay and Why: Elements of Total Direct Compensation” below.
____________________

(1)	TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period, and assumes all dividends during the period are reinvested on the ex-dividend date. A different methodology is used to calculate TSR for performance shares (see “Long-Term Incentive Awards” below).
(2)	Core earnings is defined on a consolidated basis for EIX as earnings attributable to EIX shareholders less income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as: exit activities, including sale of certain assets and other activities that are no longer continuing; asset impairments and certain tax, regulatory or legal settlements or proceedings. For a reconciliation of core earnings to net income determined under GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview – Highlights of Operating Results” included as part of the Company’s 2014 Annual Report.

30	2015 Proxy Statement

Alignment of CEO Pay with Performance

During the five-year period from 2010 to 2014, EIX’s TSR was approximately 119%, significantly due to our strong TSR performance in 2014. During this period, Mr. Craver’s total direct compensation increased by approximately 29%. The following chart shows the alignment over the past five years between Mr. Craver’s total direct compensation and our indexed TSR, which represents the value of an initial investment of $100 in EIX common stock at the beginning of the five-year period, and assumes that dividends are reinvested on the ex-dividend date.

CEO Total Direct Compensation (TDC)
vs. Indexed TSR 2010-2014

The value attributed to equity awards in the chart above is the grant date fair value reported in the Summary Compensation Table of Company Proxy Statements. It does not reflect those equity awards’ realized value, which depends on the actual payout of performance shares compared to target, the appreciation or depreciation of EIX stock after the grant date, and dividends after the grant date through the end of the performance period. Mr. Craver realized approximately $1.9 million less in total value from his 2010 and 2011 performance share awards than the total grant date fair value reported in the Summary Compensation Table for the years of grant. This difference was largely the result of payouts of 2010 and 2011 performance shares being significantly below target due to EIX’s below-median relative TSR performance for the 2010-12 and 2011-13 performance periods.

In contrast, Mr. Craver realized approximately $1.8 million more in total value from his 2012 performance share awards than the grant date fair value reported in the Summary Compensation Table. Payouts of 2012 performance shares were significantly above-target due to EIX’s strong performance during the 2012-14 performance period, as measured by relative TSR and above-target core earnings per share. (Earnings per share compared to target was added in 2012 as a second performance metric). In addition, EIX’s stock appreciated significantly after the grant date of this award.

The following chart shows the difference for Mr. Craver between the target number of shares at grant and the number of shares vested at payout for each of the three most-recently completed performance periods.

CEO Performance Shares –
Number of Shares at Grant vs. at Payout

2015 Proxy Statement	31

Comparison of CEO Pay with Peer Group

The following chart shows Mr. Craver’s total direct compensation for the last five years as reported in the EIX Summary Compensation Table, compared to the Philadelphia Utility Index peer group median. (The chart uses 2013 peer group data for 2014 since peer group data for 2014 was generally unavailable in time for inclusion in this Proxy Statement.)

Mr. Craver’s 2010 total direct compensation was slightly below the peer group median. Since 2011, his total direct compensation has been somewhat above the peer group median, partly due to chief executive officer turnover at peer companies. Another factor was that Mr. Craver’s annual incentive awards for these years were above target, largely due to above-target core earnings, as discussed in the Company’s 2012, 2013, and 2014 Proxy Statements and under “Annual Incentive Awards” below.

CEO vs. Peer Group Median TDC

As discussed in “Use of Competitive Data” below, the Committee uses peer group data and data from pay surveys to determine market compensation. The additional data provides a more robust set of information for making compensation decisions. In February 2014, the Committee used data from three pay surveys, in addition to peer group data, to set Mr. Craver’s 2014 salary, target annual incentive award, and grant date fair value of long-term incentive awards (together, “target total direct compensation”) at approximately the projected market median level for 2014.

Shareholder Communication and Compensation Program for 2015

In 2014, we engaged with many of EIX’s large institutional shareholders to discuss their views on the Company’s corporate governance, proxy disclosure, and executive compensation. Management shared the feedback received from these discussions with the Board and the Committee.

The advisory vote to approve EIX’s executive compensation received support from approximately 94% of the votes cast in 2014. The Committee reviewed the results of the shareholder vote, including feedback from major shareholders. Taking the vote results and shareholder feedback into account, and considering trends in executive compensation and the best interests of shareholders, the Committee approved maintaining our executive compensation program without any significant changes for 2015.

32	2015 Proxy Statement

What We Pay and Why: Elements of Total Direct Compensation

Our executive compensation program seeks to achieve three fundamental objectives:

●	Attract and retain qualified executives;
●	Focus executives’ attention on specific annual financial, strategic and operating objectives of the Company that we believe will increase shareholder value and benefit customers; and
●	Align executive pay with the long-term interests of shareholders and customers by enhancing executives’ focus on the Company’s long-term goals.

We target the market median for each element of total direct compensation offered under our program: base salaries, annual cash incentives, and long-term equity-based incentives. The reasons for the Committee’s decision to target the median level include:

●	The policy of the applicable regulatory authorities that SCE should provide market level compensation, and the desire for internal compensation equity between EIX and SCE;
●	Above-median compensation generally has not been necessary, except occasionally for recruitment and retention purposes; and
●	Below-median compensation would create retention and recruitment difficulties.

A significant portion of our executives’ total direct compensation is tied to company performance. The following charts show that incentive compensation (annual and long-term incentive awards) comprised approximately 85% of our CEO’s 2014 target total direct compensation and approximately 70% on average of our other NEOs’ 2014 target total direct compensation. Most of the target incentive compensation was in the form of long-term incentives.

CEO Pay Mix

Other NEO Pay Mix

This pay mix provides an opportunity for NEO compensation to reflect the upside and downside potential of company performance and helps to focus NEOs’ attention on our financial, strategic and operating objectives, and shareholder return.

Base Salary

For 2014, each NEO’s base salary was evaluated according to his or her position and performance. For each position, a market base salary range was determined, consisting of a minimum, median and maximum. The Committee targets the market median level of base salaries for comparable positions. None of our NEOs has a contractual right to receive a fixed base salary.

The salary increases between 2013 and 2014 shown in the Summary Compensation Tables for Messrs. Scilacci, Litzinger, Dietrich, and Swartz were made to bring their salaries closer to the market median for comparable positions. The Committee increased the salaries of Messrs. Adler and Valdman and set them above the market median after deciding the salaries were appropriate in light of their individual performance and overall responsibilities and contributions.

Annual Incentive Awards

Executive Incentive Compensation Plan

NEOs are eligible for annual incentive awards under the EIX Executive Incentive Compensation Plan for achieving specific financial, strategic and operational goals pre-established at the beginning of each year. The target value for each NEO is stated as a percentage of base salary and is based

2015 Proxy Statement	33

on the market median of target annual incentive awards for comparable positions. The minimum award is $0. The maximum award is 200% of target, which the Committee’s independent compensation consultant for 2014, Frederic W. Cook & Co., Inc. (“F.W. Cook”), advised is the most prevalent practice among the peer group companies.

The Committee determines annual incentive awards based on corporate and individual performance. The corporate performance factor is based on performance relative to the pre-established goals. For each goal category, the Committee assigned a target score reflecting the relative weight given that goal category and a potential score range. In February 2015, the Committee determined the score achieved for each goal category, depending on the extent to which the goals were unmet, met or exceeded.

Separate goals were established for EIX and SCE. Annual incentive awards for the EIX NEOs were based on EIX performance. Annual incentive awards for the SCE NEOs were based on SCE performance. Mr. Litzinger’s annual incentive award was based on EIX performance for the portion of the year he was an EIX Executive Vice President, and on SCE performance for the portion of the year he was SCE’s President.

2014 EIX Corporate Performance Scoring Matrix

Goal Category	Target Score	Potential Score	Actual Score	Key Factors Contributing to Actual Score
Financial Performance(1)	60	0-120	120	●Achieved consolidated core earnings of $1.497 billion, which exceeded the target of $1.206 billion and the maximum score level of $1.329 billion.
Strategic Initiatives	25	0-50	40
●Met goal to launch initiatives aimed at positioning the Company for transformative change in the electric industry, and achieved all milestones. Exceeded or met goals for growth in EIX’s commercial and industrial energy services platform.

				●Implemented settlement agreement that fairly resolved claims related to EME’s bankruptcy.
				●Obtained CPUC approval of fair settlement resolving outstanding issues related to the early retirement of the San Onofre Nuclear Generating Station.
				●Met goals of no serious injuries to the public and no significant noncompliance events.
				●Achieved goals for operations and maintenance cost per customer and system average rate per kilowatt hour.
				●Met goals for reliability of service to customers.
				●Did not meet DART (Days Away, Restricted, and Transfer) injury rate goal.
				●Did not meet goal of maintaining first quartile status in J.D. Power and Associates customer satisfaction studies.
People and Culture	15	0-30	10	●Maintained, but did not meet goal to increase, executive diversity.
Total:	100	0-200	170
(1)	The threshold level of consolidated core earnings, below which no incentive would have been paid, was set at $0.964 billion.

2014 SCE Corporate Performance Scoring Matrix

Goal Category	Target Score	Potential Score	Actual Score	Key Factors Contributing to Actual Score
Financial Performance(1)	40	0-80	80	●Achieved core earnings of $1.525 billion, which exceeded the target of $1.254 billion and the maximum score level of $1.380 billion.
Operational and Service Excellence	25	0-50	23	●Met goals of no serious injuries to the public and no significant noncompliance events.
				●Achieved goals for operations and maintenance cost per customer and system average rate per kilowatt hour.
				●Met goals for reliability of service to customers.
				●Did not meet DART (Days Away, Restricted, and Transfer) injury rate goal.
				●Did not meet goal of maintaining first quartile status in J.D. Power and Associates customer satisfaction studies.
Strategic Initiatives	20	0-40	27	●Obtained CPUC approval of fair settlement resolving outstanding issues related to the early retirement of the San Onofre Nuclear Generating Station.
				●Met goal to launch initiatives aimed at positioning the Company for transformative change in the electric industry, and achieved all milestones.
People and Culture	15	0-30	10	●Maintained, but did not meet goal to increase, executive diversity.
Total:	100	0-200	140
(1)	The threshold level of core earnings, below which no incentive would have been paid, was set at $1.004 billion.

34	2015 Proxy Statement

2014 Annual Incentive Awards

The corporate performance factor for EIX determined by adding the “Actual Scores” above would have been 170% of target. The Committee has discretion, however, to increase or decrease the corporate performance factor from the amount determined by application of the scoring matrix. The Committee exercised discretion to reduce EIX’s corporate performance factor from 170% to 155% to bring it closer to SCE’s corporate performance factor of 140% of target and thereby achieve closer parity in incentive pay between EIX and SCE executives, recognizing that SCE’s financial performance was the predominant contributor to EIX’s financial performance.

The Committee determined the annual incentive award for each NEO by multiplying the annual incentive target percentage for the NEO by the EIX or SCE corporate performance factor and an individual performance factor. Individual performance factors were determined by the Committee in its discretion, based on its assessment of each NEO’s performance and achievements for the year, and relative impact and contribution to corporate performance compared to executives in similar roles. The maximum award is two times the target percentage. The resulting annual incentive awards to our EIX NEOs were as follows:

EIX NEOs(1)	Annual Incentive Target as % of Salary	Corporate Performance Factor(2)	Individual Performance Factor	Annual Incentive Award as % of Salary	Annual Incentive Award as Multiple of Target
Theodore F. Craver, Jr.	115%	1.550	1.29	230%	2.0x
W. James Scilacci	70%	1.550	1.23	133%	1.9x
Robert L. Adler	70%	1.550	1.29	140%	2.0x
Ronald L. Litzinger	70%	1.438	1.32	133%	1.9x
Bertrand A. Valdman	60%	1.550	1.10	102%	1.7x
(1)	Target and actual annual incentive awards for all EIX and SCE NEOs are shown in the Grants of Plan-Based Awards tables and the Summary Compensation Tables, respectively.
(2)	The corporate performance factor for all EIX NEOs (other than Mr. Litzinger) was 1.550. The corporate performance factor for all SCE NEOs (other than Mr. Litzinger) was 1.400. The 1.438 corporate performance factor for Mr. Litzinger was a blend of the SCE and EIX factors, weighted based upon the relative time he served as SCE’s President and EIX’s Executive Vice President in 2014.

Impact of Other Plans

The EIX Committee adopted the EIX 2014 Executive Annual Incentive Program (“162(m) Program”) so that annual incentive awards under the EIX Executive Incentive Compensation Plan could be designed to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code. Under the 162(m) Program, an overall maximum annual incentive award for 2014 was established for each participating EIX NEO as a specified percentage of an annual incentive award pool. The aggregate award pool had a maximum value equal to 1.5% of EIX’s 2014 consolidated earnings from continuing operations (after interest, taxes, depreciation and amortization), subject to adjustment for the effects of any special charges to earnings. The actual annual incentive awarded to each participating EIX NEO under the EIX Executive Incentive Compensation Plan for 2014 was less than the applicable maximum under the 162(m) Program. Thus, we believe all such compensation was tax-deductible under Section 162(m).

Long-Term Incentive Awards

We provide our NEOs with long-term incentives that are directly linked to the value provided to EIX shareholders. All of our long-term incentives are awarded as equity instruments reflecting, or valued by reference to, EIX Common Stock. Long-term incentive awards are made under the EIX 2007 Performance Incentive Plan.

Long-Term Incentive Mix

In 2014, each NEO’s long-term incentive award value was in the form of 50% non-qualified stock options, 25% performance shares, and 25% restricted stock units. This allocation was consistent with the allocation of NEO long-term incentive awards in 2013. The Committee believes this allocation strikes an appropriate balance among equity awards that have the following key objectives:

●	Reward absolute shareholder return (non-qualified stock options);
●	Reward relative shareholder return compared to peers and earnings per share compared to pre-established targets (performance shares); and
●	Encourage retention over a multi-year vesting period with value tied to the price of EIX stock (restricted stock units).

These equity awards align executives’ interests with the long-term interests of shareholders and customers by enhancing executives’ focus on the Company’s long-term goals.

75% of our long-term equity mix is performance-based. In addition to the performance shares, we believe stock options are performance-based because NEOs will realize value only if the market value of EIX Common Stock appreciates over time.

Long-Term Incentive Value

The target value of each NEO’s long-term incentive award was set as a percentage of base salary, and based on the market median level of target long-term incentive award values for comparable positions. On February 26, 2014, the Committee approved award values for each NEO (other than Mr. Pizarro and Ms. Rigatti, whose awards were approved in connection with their mid-year commencement of employment with SCE, and other than Mr. Payne’s second award of 2014, which was approved in connection with his March 2014 promotion to Senior Vice President), as well as the methodology for converting those values into the number

2015 Proxy Statement	35

of stock options, performance shares, and restricted stock units granted to each NEO on the March 3, 2014 grant date (the grant date was December 31, 2014 for Mr. Pizarro, September 30, 2014 for Ms. Rigatti and March 31, 2014 for Mr. Payne’s second award). The grant date value of each award is listed in the Grants of Plan-Based Awards tables below. For 2014, the Committee decreased Mr. Dietrich’s long-term incentive award as a percentage of base salary. This change brought his long-term incentive award closer to, but still above, market median for his new position. The Committee set Ms. Sullivan’s and Messrs. Dietrich’s, Payne’s, and Mead’s long-term incentive awards as a percentage of base salary above the market median for their respective positions largely for purposes of retention.

Stock Options

Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the applicable grant date. Options vest over a four-year period, subject to continued employment, with one-fourth of each award generally vesting and becoming exercisable at the beginning of each year.

The number of options granted to each NEO was determined by dividing the option award value approved by the Committee for that NEO by the grant date value of an option using a Black-Scholes Merton valuation model.

Performance Shares

Performance shares reward performance over three years against pre-established metrics. Each performance share awarded is a contractual right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied. The actual payout can range from zero to 200% of target performance shares, and depends on actual performance against pre-established metrics. The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period and after the date of grant, the NEO will be credited with an additional number of target performance shares having a value equal to the dividend that would have been payable on the target performance shares subject to the award. The performance shares credited as dividend equivalents are subject to the same terms and conditions as the original performance shares.

A conversion formula is used to determine the number of performance shares awarded to each NEO. For the portion of performance shares subject to the TSR metric discussed below, the formula involves dividing the award value approved by the Committee by the grant date value of the TSR performance shares using a Standard Monte Carlo simulation model. For the portion of performance shares subject to the earnings per share metric discussed below, the respective grant date value is converted into a specific number of earnings per share performance shares by dividing the grant date value by the closing price of a share of EIX Common Stock on the grant date.

Performance shares granted before 2015 generally are paid half in EIX Common Stock and half in cash having a value equal to the EIX Common Stock that otherwise would have been delivered. EIX converts a portion of the awards otherwise payable in stock to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies. NEOs may elect to defer payment of the portion of performance shares payable in cash under the Executive Deferred Compensation Plan. Performance shares granted in 2015 will be payable solely in cash.

2012-2014 Performance Share Awards: TSR Metric

For performance shares granted in 2012, 2013 and 2014, two metrics are used to measure payouts, with each metric weighted 50%. One of the two performance metrics is based on the percentile ranking of EIX’s TSR for the three-year performance period beginning January 1 in the year of grant compared to the TSR of each company in EIX’s peer group for the same period. The following chart provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Below Threshold	<25th Percentile	0
Threshold	25th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

If EIX achieves a TSR ranking between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile, the number of shares paid will be interpolated on a straight-line basis with discrete intervals at every 5th percentile. For purposes of determining performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the relevant stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the relevant stock for the 20 trading days ending with the measurement date, and assumes all dividends are reinvested on the ex-dividend date.

EIX’s TSR from 2012-2014 ranked in the 80th percentile of the peer group and resulted in a 200% of target payout for the TSR performance shares granted in 2012.

2012-2014 Performance Share Awards: EPS Metric

The second performance metric for performance shares granted in 2012, 2013, and 2014 is based on EIX’s three-year average annual core earnings per share (“EPS”), measured against target levels. Core EPS is defined as GAAP basic EPS, excluding income or loss from discontinued operations and income or loss from significant discrete items that are not representative of ongoing earnings. The Committee establishes the EPS target for each calendar year in February of that year.

36	2015 Proxy Statement

In February 2015, the Committee certified the following EPS performance multiples for the three calendar years in the performance period for the 2012 grant:

Year	Actual EPS	Target EPS	Actual EPS as % of Target EPS	EPS Performance Multiple
2012	$3.92	$3.58	109%	1.40x
2013	$3.80	$3.60	106%	1.20x
2014	$4.59	$3.70	124%	2.00x
Average of performance multiples
(actual payout):				1.53x

The performance multiple for a calendar year is based on EIX’s actual EPS performance for that year as a percentage of the EPS target for that year, in accordance with the following chart:

Performance Level	Actual EPS as % of Target EPS	EPS Performance Multiple
Below Threshold	<80%	0
Threshold	80%	0.25x
Target	100%	1.0x
Maximum	≥120%	2.0x

If EIX’s EPS for a year as a percentage of target EPS is between 80% and 100% or between 100% and 120%, the EPS performance multiple is interpolated on a straight-line basis, with discrete intervals at every 4th percentile. The EPS performance multiples achieved for each calendar year in the three-year performance period are averaged, and the resulting average determines the performance share payout as a multiple of target.

In February 2012, the Committee set the EPS target for 2012 at $2.32, under the assumption that losses at EME would be included in consolidated core earnings. However, on December 17, 2012, EME and certain of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. As of that date, EME was deconsolidated from EIX’s financial results and accounted for as discontinued operations. As a result, EME was classified as non-core for purposes of EIX’s 2012 consolidated core earnings. Accordingly, the Committee adjusted the 2012 EPS target to exclude EME’s results. The adjusted target was $3.58.

EME’s 2012 losses through the date of deconsolidation were lower (i.e., better) than the budgeted target, so the adjustment of the target to exclude EME’s losses resulted in a lower performance multiple than if EME’s losses had been included and the original target had been applied.

The average of the EPS performance multiples for 2012, 2013, and 2014 was 1.53. Accordingly, EPS performance shares granted in 2012 paid out at 153% of target.

2006-2011 Performance Share Awards

Performance shares granted between 2006 and 2011 utilized only one metric—the TSR metric described above—except that the threshold for a payout was set as a 40th percentile TSR ranking. EIX’s TSR from 2011-2013 ranked in the 40th percentile of the peer group and resulted in a payout of the 2011 performance share grants at 25% of target. EIX’s TSR from 2009-2011 ranked in the 45th percentile of the peer group and resulted in a payout of the 2009 performance share grants at 63% of target. Relative TSR as compared to our peer group for the 2010-2012, 2008-2010, 2007-2009, and 2006-2008 performance periods was below the threshold required for payout of the performance shares, resulting in no payouts.

Restricted Stock Units

Each restricted stock unit awarded is a contractual right to receive one share of EIX Common Stock if continued service vesting requirements are satisfied. The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the NEO will be credited with an additional number of restricted stock units having a value equal to the dividend that would have been payable on the number of restricted stock units subject to the award. The restricted stock units credited as dividend equivalents are subject to the same terms and conditions as the original restricted stock units.

The restricted stock units are paid in EIX Common Stock, except EIX converts awards to cash having a value equal to the stock that otherwise would have been delivered to satisfy minimum tax withholding and governmental levies. The EIX Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

The number of restricted stock units granted to each NEO was determined by dividing the grant date value approved by the Committee for that NEO by the closing price of a share of EIX Common Stock on the grant date. At payout, NEOs realize an increase or decrease in value compared to the grant date value that is commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

Acceleration of Long-Term Equity

If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained with vesting based on the applicable performance metrics, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, subject to a pro-rated reduction if the NEO retires within the year of grant. Messrs. Adler and Mead received accelerated vesting under these provisions when they retired effective January 1, 2015 and November 15, 2014, respectively. Messrs. Craver and Swartz are eligible for these accelerated vesting provisions. If an NEO dies or becomes disabled while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained.

2015 Proxy Statement	37

How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to executive-level Company officers, including the NEOs. The Committee annually reviews all components of compensation for our CEO and other NEOs. This review encompasses all forms of compensation, including base salary, annual and long-term incentives, and other benefits, as well as amounts pursuant to retirement and non-qualified deferred compensation plans.

Toward the start of each year, the Committee approves the base salary range, and the target and maximum potential annual and long-term incentive award values for each officer. The annual and long-term incentive target awards are stated as percentages of base salary and are based on the market median of target annual and long-term incentive award values for comparable positions. Each February, after performance results for the prior year are finalized, the Committee determines annual incentive awards for the prior year and performance share payouts for the prior performance period. At that time, the Committee also approves base salary changes and long-term incentive grants for the current year. Base salary changes are effective in March of each year.

The CEO provides the Committee with recommendations regarding the compensation of NEOs (other than his own compensation). Other NEOs participate in developing and reviewing executive compensation recommendations, but do not participate in recommendations regarding their own compensation.

The Committee evaluates the CEO’s performance and determines his compensation in executive session without the CEO present. The Committee Chair reports to the Board in a non-management executive session regarding the evaluation and the compensation determination.

For officers who are not EIX executive officers, the Committee has authorized the CEO and the EIX executive responsible for executive compensation matters to jointly approve special relocation, recruitment and retention awards within specific limits pre-approved by the Committee. Mid-year compensation determinations for newly hired and promoted officers who are not EIX executive officers that are within guidelines previously approved by the Committee do not require additional Committee approval.

Tally Sheets

The Committee periodically reviews tally sheets for EIX NEOs. Tally sheets provide the Committee with information about the following components of compensation, including compensation paid over the three-year period ending December 31, 2014:

●	Cash compensation (base pay and annual incentives);
●	Long-term incentive award values (stock options, performance shares and restricted stock units); and
●	Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the amounts payable in the event of voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination.

The Committee also reviews additional information regarding long-term incentives, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

Except as otherwise noted, the Committee’s executive compensation determinations are subjective and the result of the Committee’s business judgment, which is informed by the experiences of the Committee members as well as the input from the Committee’s independent compensation consultant.

Role of the Committee’s Independent Compensation Consultant

The Committee retained F.W. Cook to assist in the evaluation of officer compensation for 2014, including the compensation of NEOs; however, the Committee decides our officers’ compensation. Generally, this assistance included helping the Committee identify industry trends and norms for executive compensation; reviewing and identifying the appropriate peer group companies and pay surveys; and evaluating relevant executive compensation data for these companies.

During 2014, F.W. Cook’s services included the following:

●	Provided a presentation on executive compensation trends and competitive evaluation of total direct compensation for executives;
●	Reviewed Committee agendas and supporting materials before each meeting, and raised questions/issues with management and the Committee Chair, as appropriate;
●	Reviewed drafts of the CD&A for the Proxy Statement and related compensation tables; and
●	Provided recommendations on CEO total compensation to the Committee at its February meeting, without prior review by our CEO.

38	2015 Proxy Statement

In addition, an F.W. Cook representative attended Committee meetings and communicated directly with the Committee as needed. F.W. Cook did not perform any services for the Company in 2014 unrelated to the Committee’s responsibilities for our compensation programs, and all interactions with management were incidental to its work for the Committee.

The Committee retains sole authority to hire its compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Pursuant to SEC rules, the Committee assessed and determined that no conflict of interest exists with respect to the engagement of F.W. Cook as the Committee’s compensation consultant.

Use of Competitive Data

Except as otherwise noted in this CD&A, the Committee targets the market median for comparable positions for each element of total direct compensation. The Committee uses peer group data and data from pay surveys by Towers Watson and AonHewitt to determine the “market median.”

The Committee decided to use the companies in the Philadelphia Utility Index as the peer group for benchmarking performance and comparing NEO compensation for 2014. The Philadelphia Utility Index has been used by the Committee as the basis for the peer group since 2005. Use of an established market index for peer group purposes is consistent with the way in which investors evaluate performance across companies within an industry.

2014 Peer Group Companies Philadelphia Utility Index
AES Corporation	Entergy
Ameren	Exelon
American Electric Power	FirstEnergy
CenterPoint Energy	NextEra Energy
Consolidated Edison	Northeast Utilities
Covanta	PG&E Corporation
Dominion Resources	Public Service Enterprise Group
DTE Energy	Southern Company
Duke Energy	Xcel Energy
El Paso Electric

EIX is just above the peer group median in revenues and market capitalization. For the four quarters ending September 30, 2014, EIX’s revenues of $13.2 billion were approximately 3% above the peer group median of $12.8 billion (ranking 9th out of the 20 companies in the peer group), based on reported revenues. As of December 31, 2014, EIX’s market capitalization of $21.3 billion was approximately 14% above the peer group median of $18.7 billion (ranking 8th out of 20).

F.W. Cook provided the Committee with benchmarking data from peer group proxy statements. In addition, the Committee received base salary, target annual incentive, and target long-term incentive grant value data from the Towers Watson 2013 Energy Services, the Towers Watson 2013 General Industry, and the AonHewitt 2013 Total Compensation Measurement pay surveys. The pay survey data included compensation information from utilities, other energy companies, and companies in other industries with comparable revenues, in order to reflect the range of the Company’s competitors for executive talent and provide a robust set of information to make compensation decisions. The pay survey data was presented to the Committee in aggregated form. The Committee does not consider the identities of the individual companies in the survey data to be material for its decision-making process, and the individual companies were not provided to the Committee.

The specific components of the market data and the relative weighting used to calculate a market median varied for each NEO position, based on the availability of sufficient comparative data for the position, and were reviewed by F.W. Cook. Market median levels for 2014 were projected from available data with input from F.W. Cook.

Although the Committee generally targets the market median, it may vary from market median after taking into account individual performance, internal equity, or other factors it considers relevant under the circumstances.

Risk Considerations

Our executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of F.W. Cook and Company management, the Committee reviewed the Company’s compensation programs for executives and for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

In particular, in concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics which limit risk:

●	Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value;
●

Goals for annual incentive programs are varied (not focused on just one metric) and include risk management, safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;

2015 Proxy Statement	39

●	Long-term incentive awards are subject to a multi-year vesting schedule;
●	The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR and EPS for performance shares;
●	Stock ownership guidelines require top officers to hold company stock worth two to six times their salary;
●	Executives are prohibited from hedging Company securities and EIX executive officers are prohibited from pledging Company securities;
●	An incentive compensation clawback policy that allows the Committee or the Board to recoup incentive compensation overpayments in the event of a restatement of Company financial statements; and
●	Executive retirement and deferred compensation benefits are unfunded and thus depend in part on the continued solvency of the Company.

Other Compensation Benefits

Post-Employment Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the 401(k) Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees.

Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the 401(k) Plan are limited. The Executive Retirement Plan and the Executive Deferred Compensation Plan provide for our NEOs to receive the full amount of benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits. The Committee believes these programs help us to attract and retain qualified executives.

For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative below to the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

The Company also sponsors survivor and disability benefit plans in which the NEOs are eligible to participate.

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in recruiting and retaining executives. Executives are recruited from well-compensated positions in other companies or have attractive opportunities with other companies. We believe offering one year’s worth of compensation and benefits if any officer is involuntarily severed without cause offers financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except in the event of a change in control.

The current executive compensation plans offer additional benefits in the event of a change in control of EIX. We believe that the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level.

To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on the Company’s interests during the change in control, NEOs are provided with enhanced severance benefits if their employment is actually or constructively terminated without cause within a defined period of time around a change in control of EIX. Constructive termination would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual incentive award, we believe that a constructive termination severance trigger is needed to prevent potential acquirors from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits at all. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe that NEOs should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where an actual or constructive termination of employment would also have to occur before payment.

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then NEOs would receive immediate vesting of their outstanding equity awards as described under “Potential Payments Upon Termination or Change in Control” below.

40	2015 Proxy Statement

We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction effectively ends the NEOs’ ability to realize any further value with respect to the equity awards. However, restricted stock units will continue, in connection with a change in control, to vest and be paid on the original schedule unless the award is terminated in connection with the change in control in accordance with special rules under Code Section 409A, or the officer’s employment is terminated involuntarily not for cause or constructively terminated within a specified period around the change in control.

For detailed information on the estimated potential payments and benefits payable to NEOs in the event of their termination of employment, including following a change in control of the Company, see “Potential Payments Upon Termination or Change in Control” below.

Perquisites

In general, we provide no perquisites for our NEOs. In certain circumstances, the Company pays for or reimburses spousal travel expenses where an executive’s spouse attends a business-related function. Given the nature of these functions and the benefits to the Company, the Company does not consider the payment of spousal travel expenses to be a perquisite. However, in accordance with SEC rules, the incremental cost of such travel by an NEO’s spouse is included as All Other Compensation for the NEO for the corresponding year in the applicable Summary Compensation Table below.

Other Compensation Policies and Guidelines

Tax-Deductibility

Section 162(m) generally disallows a tax deduction by public companies for compensation over $1,000,000 paid to chief executive officers and certain other most highly compensated executive officers unless certain tests are met. While EIX’s first priority is to achieve its executive compensation objectives, it will generally attempt to design and administer its executive compensation program to preserve the deductibility of compensation payments. However, it may grant non-deductible compensation in circumstances it considers appropriate and no guarantees can be made that any compensation intended to constitute deductible performance-based compensation within the meaning of Section 162(m) will in fact be deductible.

Under the EIX 2007 Performance Incentive Plan, non-qualified stock options, performance shares and annual incentive awards awarded to the EIX NEOs are intended to constitute deductible performance-based compensation within the meaning of Section 162(m). However, restricted stock units are not deductible performance-based compensation within the meaning of Section 162(m). This is consistent with EIX’s philosophy that its goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has adopted stock ownership guidelines that require the NEOs to own EIX Common Stock or equivalents in an amount ranging from two to six times their annual base salary. The stock ownership guidelines for NEOs who are still executive officers are as follows:

●	Mr. Craver – six times salary
●	Messrs. Scilacci, Litzinger, and Pizarro – three times salary
●	Ms. Rigatti and Messrs. Hemphill, Dietrich, Swartz, and Payne – two times salary

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs have the right to acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until such time as the options or performance shares are actually exercised, or paid, as the case may be, and the shares are acquired. All of the NEOs currently meet their stock ownership requirements under these guidelines.

Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, hedging related to Company securities, including EIX shares, is prohibited for all directors and employees, including NEOs. In addition, directors and EIX executive officers may not pledge Company securities as collateral for loans.

2015 Proxy Statement	41

Clawback Policy

In 2014, the Committee adopted an incentive compensation clawback policy that allows it or the Board to recoup incentive compensation in the event the Company restates its financial statements. The policy applies to incentive compensation to current and former EIX and SCE NEOs and other executive officers that is paid, granted, vested or accrued in any fiscal year within the three-year period preceding the filing of the restatement (but only if the payment, grant, vesting or accrual occurs after December 10, 2014). The policy allows recoupment of the difference between the incentive compensation paid, granted, vested or accrued under the original results and the incentive compensation that would have been paid, granted, vested or accrued under the restated results. The policy can be enforced by reducing or cancelling outstanding and future incentive compensation, as well as by a claim for repayment.

The SEC is expected to issue rules requiring public companies to adopt clawback policies to recover incentive compensation overpayments from executive officers under certain conditions involving accounting restatements. When this guidance is received, the Committee or the Board will review the existing clawback policy and determine whether changes are needed.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2014 Annual Report and this Proxy Statement.

Brett White, Chair
Vanessa C.L. Chang
Luis G. Nogales
Richard T. Schlosberg, III
Peter J. Taylor

Compensation Committee Interlocks and Insider Participation

All Committee members whose names appear on the Compensation Committee Report above were Committee members during all of 2014. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

42	2015 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Tables

The following tables present information regarding compensation of the EIX and SCE NEOs for service during 2014, and for 2013 and/or 2012 for individuals who were also NEOs in those years.

The tables below were prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs. Specifically, the amounts under “Stock Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2012-2014, but represent the aggregate grant date fair value of awards granted in those years for financial reporting purposes. Likewise, the amounts under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” do not reflect amounts paid to or realized by our NEOs during 2012-2014. For example, the 2014 “Pension Value” increases are due in large part to changes in actuarial assumptions that may have no impact on the actual amounts that ultimately will be paid to the NEO, as actuarial assumptions may differ from time to time.

EIX Summary Compensation Table – Fiscal Years 2012, 2013 and 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr. EIX Chairman of the Board, President and CEO	2014	1,200,000	—	2,700,105	2,700,005	2,759,952	4,708,778	163,843	14,232,683
	2013	1,200,000	—	2,700,109	2,700,004	2,142,450	875,885	183,008	9,801,456
	2012	1,191,762	—	2,670,074	2,670,004	2,049,300	3,656,595	143,283	12,381,018
W. James Scilacci EIX Executive Vice President and CFO; Treasurer through 9/1/2014	2014	600,000	—	585,038	585,002	798,000	2,609,953	53,004	5,230,997
	2013	596,705	—	585,052	585,001	567,000	185,351	53,034	2,572,143
	2012	577,529	—	565,587	565,503	575,505	2,007,382	48,787	4,340,293
Robert L. Adler EIX Executive Vice President and General Counsel through 12/31/2014	2014	582,000	—	567,565	567,452	814,800	546,930	53,964	3,132,711
	2013	579,199	—	567,537	567,452	632,489	161,534	54,295	2,562,506
	2012	562,529	—	550,923	550,877	694,103	413,443	48,922	2,820,797
Ronald L. Litzinger SCE President through 9/30/2014; EIX Executive Vice President and Edison Energy President effective 10/1/2014	2014	597,529	—	585,038	585,002	798,000	2,465,664	53,241	5,084,474
	2013	581,705	—	570,475	570,379	580,466	80,004	51,688	2,434,717
	2012	561,705	—	578,516	578,423	560,621	1,389,965	44,988	3,714,218
Bertrand A. Valdman(5) EIX Senior Vice President through 2/20/2015	2014	465,000	—	255,813	255,755	475,695	337,042	25,567	1,814,872
	2013	462,529	—	255,807	255,752	414,315	122,636	22,952	1,533,991
	2012	450,000	—	222,890	222,753	350,831	160,606	20,682	1,427,762
(1)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2014 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

2015 Proxy Statement	43

The table below shows the maximum value of performance share awards included in the EIX Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. The 2012 performance share awards vested as of December 31, 2014; see the “Option Exercises and Stock Vested” table below for the value realized when they vested. The performance periods for the 2013 and 2014 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2014 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2013 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2012 Awards ($)
Theodore F. Craver, Jr.	2,700,165	2,700,173	2,670,124
W. James Scilacci	585,058	585,047	565,604
Robert L. Adler	567,655	567,567	550,948
Ronald L. Litzinger	585,058	570,535	578,572
Bertrand A. Valdman	255,863	255,833	222,938
(2)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2014 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.
(3)	The reported amounts include : (i) 2014 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Craver $295,636; Mr. Scilacci $100,840; Mr. Adler $10,745; Mr. Litzinger $45,750; and Mr. Valdman $23,357; and (ii) the 2014 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Craver $4,413,142; Mr. Scilacci $2,509,113; Mr. Adler $536,185; Mr. Litzinger $2,419,914; and Mr. Valdman $313,685.
The 2014 increases in actuarial present value are due in large part to the combined effect of new mortality tables with increased life expectancy that the Society of Actuaries released in October 2014 and a decrease in the discount rate. For example, approximately 60% of Mr. Craver’s 2014 increase in actuarial present value is due to these changes in actuarial assumptions.
The reported amounts for 2013 and 2012 Change in Pension Value and Non-Qualified Deferred Compensation Earnings have been updated from amounts previously reported to reflect the respective differences between the present values of accumulated benefits reported in the Pension Benefits Tables in the 2014, 2013, and 2012 Joint Proxy Statements. Corresponding updates have been made to the Total compensation amounts reported for 2013 and 2012. The updates for 2013 reflect decreases from the previously reported 2013 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan. The updated amounts for the 2013 aggregate change in actuarial present value are: Mr. Craver $355,958; Mr. Scilacci $26,806; Mr. Adler $145,430; Mr. Litzinger ($128,316); and Mr. Valdman $88,673. The updates for 2012 reflect increases from the previously reported 2012 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan. The updated amounts for the 2012 aggregate change in actuarial present value are: Mr. Craver $3,160,508; Mr. Scilacci $1,867,903; Mr. Adler $401,637; Mr. Litzinger $1,331,976; and Mr. Valdman $135,966. Since Mr. Litzinger’s pension value decreased in 2013, the amount reported for his 2013 Change in Pension Value and Non-Qualified Deferred Compensation Earnings consists solely of 2013 interest on deferred compensation account balances considered under SEC rules to be at above-market rates.
(4)	Amounts reported for 2014 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Mr. Craver. For Mr. Craver, the amount reported for 2014 includes $136,273 for Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, a $10,000 charitable matching gift (as a director, Mr. Craver was permitted to participate in the charitable matching gift program for directors described in footnote (5) to the Director Compensation Table above), and $17,570 in transportation expenses for Mr. Craver’s spouse when she traveled with Mr. Craver and attended business-related functions. EIX does not consider payment of these business-related travel expenses to be a perquisite given the benefits to the Company of her attendance at the functions.
(5)	All of Mr. Valdman’s unvested stock awards and unvested stock options terminated for no value on February 21, 2015, the date of his termination of employment. In addition, all of his unvested pension benefits and unvested non-qualified deferred compensation plan benefits were forfeited.

44	2015 Proxy Statement

SCE Summary Compensation Table – Fiscal Years 2012, 2013 and 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro SCE President effective 10/1/2014	2014	151,724	—	585,196	585,006	148,690	762,977	7,080	2,240,673

Ronald L. Litzinger SCE President through 9/30/2014; EIX Executive Vice President and Edison Energy President effective 10/1/2014	2014	597,529	—	585,038	585,002	798,000	2,465,664	53,241	5,084,474
	2013	581,705	—	570,475	570,379	580,466	80,004	51,688	2,434,717
	2012	561,705	—	578,516	578,423	560,621	1,389,965	44,988	3,714,218
Maria Rigatti SCE Senior Vice President and CFO effective 7/28/2014	2014	136,379	—	141,856	141,756	110,263	342,536	29,507	902,297

Stuart R. Hemphill SCE Senior Vice President; acting CFO from 4/1/2014 through 7/27/2014	2014	336,700	—	151,600	151,518	272,222	933,055	27,327	1,872,422
	2013	336,700	—	151,615	151,516	237,500	32,713	28,077	938,121

Linda G. Sullivan(5) SCE Senior Vice President and CFO through 3/31/2014	2014	84,998	—	169,021	168,947	—	685,337	15,044	1,123,347
	2013	341,300	—	169,027	168,947	291,428	34,422	29,981	1,035,105
	2012	341,300	—	161,336	161,267	316,769	685,306	27,221	1,693,199
Peter T. Dietrich SCE Senior Vice President	2014	480,000	—	237,712	237,605	388,080	370,877	116,630	1,830,904
	2013	477,611	—	280,933	280,805	617,178	163,156	372,994	2,192,677
	2012	460,475	—	251,449	251,374	522,520	170,696	411,166	2,067,680
Russell C. Swartz SCE Senior Vice President and General Counsel	2014	362,000	—	163,011	162,906	320,551	871,160	24,470	1,904,098
	2013	360,138	—	163,005	162,901	295,664	137,588	24,284	1,143,580
	2012	350,700	—	165,774	165,709	299,454	660,783	21,945	1,664,365
Kevin M. Payne SCE Senior Vice President effective 3/18/2014	2014	274,975	—	113,742	113,551	199,557	693,339	15,928	1,411,092

David L. Mead(5) SCE Senior Vice President through 11/14/2014	2014	262,070	—	202,591	202,505	181,614	1,033,541	173,298	2,055,619

Leslie E. Starck(5) SCE Senior Vice President through 10/1/2014	2014	204,397	—	74,545	74,470	—	32,526	501,984	887,922

(1)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2014 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.

2015 Proxy Statement	45

The table below shows the maximum value of performance share awards included in the SCE Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. The 2012 performance share awards vested as of December 31, 2014; see the “Option Exercises and Stock Vested” table below for the value realized when they vested. The performance periods for the 2013 and 2014 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2014 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2013 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2012 Awards ($)
Pedro J. Pizarro	585,263	—	—
Ronald L. Litzinger	585,058	570,535	578,572
Maria Rigatti	141,900	—	—
Stuart R. Hemphill	151,652	151,681	—
Linda G. Sullivan	169,055	169,052	161,427
Peter T. Dietrich	237,722	280,973	251,552
Russell C. Swartz	163,055	163,021	165,786
Kevin M. Payne	110,191	—	—
David L. Mead	202,669	—	—
Leslie E. Starck	74,563	—	—
(2)	Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the SCE Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of the Company’s 2014 Annual Report and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted.
(3)	The reported amounts include (i) 2014 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Pizarro $43,690; Mr. Litzinger $45,750; Ms. Rigatti $5,087; Mr. Hemphill $15,474; Ms. Sullivan $13,153; Mr. Dietrich $23,969; Mr. Swartz $50,388; Mr. Payne $16,869; Mr. Mead $7,966; and Mr. Starck $32,526; and (ii) the 2014 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Pizarro $719,287; Mr. Litzinger $2,419,914; Ms. Rigatti $337,449; Mr. Hemphill $917,581; Ms. Sullivan $672,184; Mr. Dietrich $346,908; Mr. Swartz $820,772; Mr. Payne $676,470; and Mr. Mead $1,025,575. Mr. Starck’s pension values decreased in 2014 by $746,108; in accordance with SEC rules, this 2014 change in pension values is not included in the amount reported for Mr. Starck in column (h) of the SCE Summary Compensation Table.
The 2014 increases in actuarial present value are due in large part to the combined effect of new mortality tables with increased life expectancy that the Society of Actuaries released in October 2014 and a decrease in the discount rate.
The reported amounts for 2013 and 2012 Change in Pension Value and Non-Qualified Deferred Compensation Earnings have been updated from amounts previously reported to reflect the respective differences between the present values of accumulated benefits reported in the Pension Benefits Tables in the 2014, 2013, and 2012 Joint Proxy Statements. Corresponding updates have been made to the Total compensation amounts reported for 2013 and 2012. The updates for 2013 reflect decreases from the previously reported 2013 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan. The updated amounts for the 2013 aggregate change in actuarial present value are: Mr. Litzinger ($128,316); Mr. Hemphill $12,005; Ms. Sullivan ($139,619); Mr. Dietrich $119,592; and Mr. Swartz $52,631. The updates for 2012 reflect increases from the previously reported 2012 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan. The updated amounts for the 2012 aggregate change in actuarial present value are: Mr. Litzinger $1,331,976; Ms. Sullivan $654,662; Mr. Dietrich $134,787; and Mr. Swartz $586,660. Since Mr. Litzinger’s and Ms. Sullivan’s pension values decreased in 2013, the amounts reported for their respective 2013 Change in Pension Value and Non-Qualified Deferred Compensation Earnings consist solely of 2013 interest on deferred compensation account balances considered under SEC rules to be at above-market rates.
(4)	Amounts reported for 2014 represent Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan for each NEO other than Ms. Rigatti and Messrs. Dietrich, Mead, and Starck. For Ms. Rigatti, the amount reported for 2014 includes $4,507 of Company contributions to the 401(k) Plan and the Executive Deferred Compensation plan, and a $25,000 signing bonus. For Mr. Dietrich, the amount reported for 2014 includes $41,630 of Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, and payments totaling $75,000 that were paid pursuant to the terms of his employment offer in 2010. For Mr. Mead, the amount reported in 2014 includes $23,298 in Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, and a $150,000 retention payment. For Mr. Starck, the amount reported in 2014 includes $17,812 of Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, and $484,172 of cash severance benefits paid to Mr. Starck in connection with his separation from the Company on October 1, 2014. See “Potential Payments Upon Termination or Change in Control” below for a discussion of Mr. Starck’s severance benefits.
(5)	All of Ms. Sullivan’s and Messrs. Mead’s and Starck’s unvested stock awards and unvested stock options terminated for no value on April 1, 2014, October 2, 2014, and November 15, 2014, their respective dates of termination of employment.

46	2015 Proxy Statement

Grants of Plan-Based Awards

The following tables present information regarding the incentive plan awards granted to the EIX and SCE NEOs during 2014 under the EIX 2007 Performance Incentive Plan and the potential 2014 target and maximum amount of performance-based annual incentive awards payable under the 162(m) Program or the EIX Executive Incentive Compensation Plan (EICP). See the CD&A above for further information regarding award terms reported in the tables below and for discussions regarding NEO stock ownership guidelines, dividends paid on equity awards, and allocations between short-term and long-term compensation.

EIX Grants of Plan-Based Awards Table – Fiscal Year 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Theodore F. Craver, Jr.
Stock Options	3/3/2014	2/26/2014								378,152	51.90	2,700,005
TSR Performance Shares	3/3/2014	2/26/2014				2,371	9,484	18,968				675,071
EPS Performance Shares	3/3/2014	2/26/2014				3,252	13,006	26,012				675,011
Restricted Stock Units	3/3/2014	2/26/2014							26,012			1,350,023
Annual Incentive			N/A	1,380,000	2,760,000
W. James Scilacci
Stock Options	3/3/2014	2/26/2014								81,933	51.90	585,002
TSR Performance Shares	3/3/2014	2/26/2014				514	2,055	4,110				146,275
EPS Performance Shares	3/3/2014	2/26/2014				705	2,818	5,636				146,254
Restricted Stock Units	3/3/2014	2/26/2014							5,636			292,508
Annual Incentive			N/A	420,000	840,000
Robert L. Adler
Stock Options	3/3/2014	2/26/2014								79,475	51.90	567,452
TSR Performance Shares	3/3/2014	2/26/2014				499	1,994	3,988				141,933
EPS Performance Shares	3/3/2014	2/26/2014				684	2,734	5,468				141,895
Restricted Stock Units	3/3/2014	2/26/2014							5,467			283,737
Annual Incentive			N/A	407,400	814,800
Ronald L. Litzinger
Stock Options	3/3/2014	2/26/2014								81,933	51.90	585,002
TSR Performance Shares	3/3/2014	2/26/2014				514	2,055	4,110				146,275
EPS Performance Shares	3/3/2014	2/26/2014				705	2,818	5,636				146,254
Restricted Stock Units	3/3/2014	2/26/2014							5,636			292,508
Annual Incentive			N/A	420,000	840,000
Bertrand A. Valdman
Stock Options	3/3/2014	2/26/2014								35,820	51.90	255,755
TSR Performance Shares	3/3/2014	2/26/2014				225	899	1,798				63,991
EPS Performance Shares	3/3/2014	2/26/2014				308	1,232	2,464				63,941
Restricted Stock Units	3/3/2014	2/26/2014							2,464			127,882
Annual Incentive			N/A	279,000	558,000
(1)	Maximum amounts reported are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs for purposes of Section 162(m). For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentive Awards” in the CD&A above.
(2)	Half of each NEO’s 2014 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2014 performance share award as separate awards. See “Long-Term Incentive Awards” in the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.
(3)	The amounts shown for options, performance shares, and restricted stock units represent the grant date fair value of the awards in 2014 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the EIX Summary Compensation Table.

2015 Proxy Statement	47

SCE Grants of Plan-Based Awards Table – Fiscal Year 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro J. Pizarro
Stock Options	12/31/2014	8/28/2014								65,879	65.48	585,006
TSR Performance Shares	12/31/2014	8/28/2014				354	1,414	2,828				146,349
EPS Performance Shares	12/31/2014	8/28/2014				559	2,234	4,468				146,282
Restricted Stock Units	12/31/2014	8/28/2014							4,468			292,565
Annual Incentive			N/A	106,207	212,414
Ronald L. Litzinger
Stock Options	3/3/2014	2/26/2014								81,933	51.90	585,002
TSR Performance Shares	3/3/2014	2/26/2014				514	2,055	4,110				146,275
EPS Performance Shares	3/3/2014	2/26/2014				705	2,818	5,636				146,254
Restricted Stock Units	3/3/2014	2/26/2014							5,636			292,508
Annual Incentive			N/A	420,000	840,000
Maria Rigatti
Stock Options	9/30/2014	6/19/2014								18,386	55.92	141,756
TSR Performance Shares	9/30/2014	6/19/2014				108	430	860				35,497
EPS Performance Shares	9/30/2014	6/19/2014				159	634	1,268				35,453
Restricted Stock Units	9/30/2014	6/19/2014							1,268			70,907
Annual Incentive			N/A	75,009	150,017
Stuart R. Hemphill
Stock Options	3/3/2014	2/26/2014								21,221	51.90	151,518
TSR Performance Shares	3/3/2014	2/26/2014				133	533	1,066				37,939
EPS Performance Shares	3/3/2014	2/26/2014				183	730	1,460				37,887
Restricted Stock Units	3/3/2014	2/26/2014							1,460			75,774
Annual Incentive			N/A	185,185	370,370
Linda G. Sullivan
Stock Options	3/3/2014	2/26/2014								23,662	51.90	168,947
TSR Performance Shares	3/3/2014	2/26/2014				149	594	1,188				42,281
EPS Performance Shares	3/3/2014	2/26/2014				204	814	1,628				42,247
Restricted Stock Units	3/3/2014	2/26/2014							1,628			84,493
Annual Incentive			N/A	46,030	92,059
Peter T. Dietrich
Stock Options	3/3/2014	2/26/2014								33,278	51.90	237,605
TSR Performance Shares	3/3/2014	2/26/2014				209	835	1,670				59,435
EPS Performance Shares	3/3/2014	2/26/2014				286	1,145	2,290				59,426
Restricted Stock Units	3/3/2014	2/26/2014							2,290			118,851
Annual Incentive			N/A	264,000	528,000
Russell C. Swartz
Stock Options	3/3/2014	2/26/2014								22,816	51.90	162,906
TSR Performance Shares	3/3/2014	2/26/2014				143	573	1,146				40,786
EPS Performance Shares	3/3/2014	2/26/2014				196	785	1,570				40,742
Restricted Stock Units	3/3/2014	2/26/2014							1,570			81,483
Annual Incentive			N/A	199,100	398,200

48	2015 Proxy Statement

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Kevin M. Payne
Stock Options	3/3/2014	2/26/2014								13,159	51.90	93,955
Stock Options	3/31/2014	3/18/2014								2,319	56.61	19,596
TSR Performance Shares	3/3/2014	2/26/2014				83	330	660				23,489
TSR Performance Shares	3/31/2014	3/18/2014				14	56	112				4,945
EPS Performance Shares	3/3/2014	2/26/2014				113	453	906				23,511
EPS Performance Shares	3/31/2014	3/18/2014				22	87	174				4,925
Restricted Stock Units	3/3/2014	2/26/2014							906		56.61	47,021
Restricted Stock Units	3/31/2014	3/18/2014							174			9,850
Annual Incentive			N/A	121,860	243,720
David L. Mead
Stock Options	3/3/2014	2/26/2014								28,362	51.90	202,505
TSR Performance Shares	3/3/2014	2/26/2014				178	712	1,424				50,680
EPS Performance Shares	3/3/2014	2/26/2014				244	976	1,952				50,654
Restricted Stock Units	3/3/2014	2/26/2014							1,951			101,257
Annual Incentive			N/A	144,138	288,277
Leslie E. Starck
Stock Options	3/3/2014	2/26/2014								10,430	51.90	74,470
TSR Performance Shares	3/3/2014	2/26/2014				66	262	524				18,649
EPS Performance Shares	3/3/2014	2/26/2014				90	359	718				18,632
Restricted Stock Units	3/3/2014	2/26/2014							718			37,264
Annual Incentive			N/A	121,860	243,720
(1)	Maximum amounts reported are lower than the maximum annual incentive award payable under the 162(m) Program to participating NEOs for purposes of Section 162(m). For information regarding the description of performance-based conditions under the 162(m) Program and the EICP, see “Annual Incentive Awards” in the CD&A above.
(2)	Half of each NEO’s 2014 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2014 performance share award as separate awards. See “Long-Term Incentive Awards” in the CD&A above for information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable.
(3)	The amounts shown for options, performance shares, and restricted stock units represent the grant date fair value of the awards in 2014 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the SCE Summary Compensation Table.

2015 Proxy Statement	49

Outstanding Equity Awards at Fiscal Year-End

The following tables present information regarding the outstanding equity awards held by the EIX and SCE NEOs at the end of 2014. Outstanding equity awards consist of non-qualified stock options, performance shares, and restricted stock units. Column (d) “Equity Incentive Plan Awards” has been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2014.

EIX Outstanding Equity Awards Table – Fiscal Year-End 2014

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F.	3/1/2006	60,020	—	44.295	1/4/2016	—	—	—	—
Craver, Jr.	3/5/2007	84,699	—	47.410	1/3/2017	—	—	—	—
	3/3/2008	87,793	—	49.950	1/2/2018	—	—	—	—
	6/30/2008	23,149	—	51.380	1/2/2018	—	—	—	—
	9/30/2008	240,385	—	39.900	1/2/2018	—	—	—	—
	3/3/2009	498,349	—	24.840	1/2/2019	—	—	—	—
	3/3/2010	461,129	—	33.300	1/2/2020	—	—	—	—
	3/3/2011	330,273	110,088	37.960	1/4/2021	—	—	—	—
	3/5/2012	255,748	255,747	43.100	1/3/2022	—	—	—	—
	3/1/2013	125,933	377,799	48.480	1/3/2023	—	—	55,765	3,651,462
	3/3/2014	—	378,152	51.900	1/2/2024	—	—	46,126	3,020,304
W. James	3/1/2006	15,926	—	44.295	1/4/2016	—	—	—	—
Scilacci	3/5/2007	19,902	—	47.410	1/3/2017	—	—	—	—
	3/3/2008	25,788	—	49.950	1/2/2018	—	—	—	—
	9/30/2008	48,354	—	39.900	1/2/2018	—	—	—	—
	3/3/2010	107,597	—	33.300	1/2/2020	—	—	—	—
	3/3/2011	72,741	24,245	37.960	1/4/2021	—	—	—	—
	3/5/2012	54,168	54,166	43.100	1/3/2022	7,130	466,902	—	—
	3/1/2013	27,286	81,856	48.480	1/3/2023	6,368	417,006	12,083	791,164
	3/3/2014	—	81,933	51.900	1/2/2024	5,780	378,444	9,994	654,421
Robert L.	3/3/2011	1	23,602	37.960	1/4/2021	—	—	—	—
Adler	3/5/2012	52,766	52,766	43.100	1/3/2022	—	—	—	—
	3/1/2013	26,467	79,401	48.480	1/3/2023	—	—	11,722	767,529
	3/3/2014	—	79,475	51.900	1/2/2024	—	—	9,697	634,949

50	2015 Proxy Statement

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Ronald L.	3/1/2006	18,777	—	44.295	1/4/2016	—	—	—	—
Litzinger	3/5/2007	24,107	—	47.410	1/3/2017	—	—	—	—
	3/3/2008	28,242	—	49.950	1/2/2018	—	—	—	—
	6/30/2008	32,932	—	51.380	1/2/2018	—	—	—	—
	3/3/2009	122,215	—	24.840	1/2/2019	—	—	—	—
	3/3/2010	100,750	—	33.300	1/2/2020	—	—	—	—
	3/3/2011	77,181	25,727	37.960	1/4/2021	—	—	—	—
	3/5/2012	55,406	55,403	43.100	1/3/2022	7,293	477,577	—	—
	3/1/2013	26,604	79,810	48.480	1/3/2023	6,209	406,570	11,783	771,537
	3/3/2014	—	81,933	51.900	1/2/2024	5,780	378,444	9,994	654,421
Bertrand A.	3/31/2011	57,750	19,247	36.590	1/4/2021	—	—	—	—
Valdman	3/5/2012	21,338	21,335	43.100	1/3/2022	2,809	183,957	—	—
	3/1/2013	11,929	35,786	48.480	1/3/2023	2,784	182,311	5,283	345,962
	3/3/2014	—	35,820	51.900	1/2/2024	2,527	165,452	4,371	286,184
(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).
(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).
(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2014.
(4)	Subject to each NEO’s continued employment, approximately half of each NEO’s 2013 and 2014 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period and the remainder become earned and vested based on EIX’s average annual core earnings per share measured against target levels for the three calendar years in the relevant performance period. The number of performance shares included for each NEO in column (i) of the table above is the number of shares that may become earned if EIX’s TSR for the applicable performance period is at or greater than the 75th percentile of the comparison group of companies and EIX’s earnings per share are equal to or greater than 120% of the target level each year in the performance period. These are the maximum (i.e., 200% of target) numbers of shares that may become payable (including shares added by reinvestment of dividend equivalents) for the 2013 and 2014 grants.

2015 Proxy Statement	51

SCE Outstanding Equity Awards Table – Fiscal Year-End 2014

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J.	12/31/2014	—	65,879	65.480	1/2/2024	4,468	292,565	7,296	477,742
Pizarro
Ronald L.	3/1/2006	18,777	—	44.295	1/4/2016	—	—	—	—
Litzinger	3/5/2007	24,107	—	47.410	1/3/2017	—	—	—	—
	3/3/2008	28,242	—	49.950	1/2/2018	—	—	—	—
	6/30/2008	32,932	—	51.380	1/2/2018	—	—	—	—
	3/3/2009	122,215	—	24.840	1/2/2019	—	—	—	—
	3/3/2010	100,750	—	33.300	1/2/2020	—	—	—	—
	3/3/2011	77,181	25,727	37.960	1/4/2021	—	—	—	—
	3/5/2012	55,406	55,403	43.100	1/3/2022	7,293	477,577	—	—
	3/1/2013	26,604	79,810	48.480	1/3/2023	6,209	406,570	11,783	771,537
	3/3/2014	—	81,933	51.900	1/2/2024	5,780	378,444	9,994	654,421
Maria	9/30/2014	—	18,386	55.920	1/2/2024	1,276	83,536	2,141	140,194
Rigatti
Stuart R.	3/3/2011	—	6,062	37.960	1/4/2021	—	—	—	—
Hemphill	3/5/2012	—	15,963	43.100	1/3/2022	2,102	137,630	—	—
	3/1/2013	—	21,201	48.480	1/3/2023	1,650	108,018	3,133	205,117
	3/3/2014	—	21,221	51.900	1/2/2024	1,497	98,036	2,590	169,615
Linda G.	—	—	—	—	—	—	—	—	—
Sullivan(5)
Peter T.	3/3/2011	—	8,616	37.960	1/4/2021	—	—	—	—
Dietrich	3/5/2012	14,078	24,078	43.100	1/3/2022	3,170	207,583	—	—
	3/1/2013	13,098	39,291	48.480	1/3/2023	3,058	200,210	5,803	379,963
	3/3/2014	—	33,278	51.900	1/2/2024	2,348	153,768	4,061	265,905
Russell C.	3/1/2006	7,702	—	44.295	1/4/2016	—	—	—	—
Swartz	3/5/2007	6,659	—	47.410	1/3/2017	—	—	—	—
	3/3/2008	9,965	—	49.950	1/2/2018	—	—	—	—
	3/3/2009	28,624	—	24.840	1/2/2019	—	—	—	—
	3/3/2010	20,590	—	33.300	1/2/2020	—	—	—	—
	3/3/2011	20,841	6,944	37.960	1/4/2021	—	—	—	—
	3/5/2012	15,874	15,871	43.100	1/3/2022	—	—	—	—
	3/1/2013	7,598	22,794	48.480	1/3/2023	—	—	3,367	220,459
	3/3/2014	—	22,816	51.900	1/2/2024	—	—	2,785	182,373

52	2015 Proxy Statement

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M.	3/3/2011	—	3,058	37.960	1/4/2021	—	—	—	—
Payne	3/5/2012	—	7,866	43.100	1/3/2022	1,036	67,819	—	—
	3/1/2013	—	13,790	48.480	1/3/2023	1,073	70,284	2,039	133,519
	3/3/2014	—	13,159	51.900	1/2/2024	929	60,836	1,606	105,153
	3/31/2014	—	2,319	51.900	1/2/2024	177	11,607	291	19,079
David L.	3/3/2011	—	2,885	37.960	1/4/2021	—	—	—	—
Mead	6/30/2011	—	2,677	38.750	1/4/2021	—	—	—	—
	3/5/2012	—	12,503	43.100	1/3/2022	—	—	—	—
	3/1/2013	—	17,001	48.480	1/3/2023	—	—	2,512	164,480
	3/3/2014	23,6350	—	51.900	1/2/2024	—	—	2,898	189,793
Leslie E.	3/1/2006	4,620	—	44.295	1/4/2016	—	—	—	—
Starck	3/3/2011	2,980	—	37.960	10/1/2015	—	—	—	—
	9/30/2011	783	—	38.250	10/1/2015	—	—	—	—
	3/5/2012	6,242	—	43.100	10/1/2015	939	61,485	—	—
	3/1/2013	6,079	—	48.480	10/1/2015	811	53,118	1,418	92,882
	3/3/2014	4,564	—	51.900	10/1/2015	734	48,090	753	49,300
(1)	Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).
(2)	Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).
(3)	The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2014.
(4)	Subject to each NEO’s continued employment, approximately half of each NEO’s 2013 and 2014 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period and the remainder become earned and vested based on EIX’s average annual core earnings per share measured against target levels for the three calendar years in the relevant performance period. The number of performance shares included for each NEO in column (i) of the table above is the number of shares that may become earned if EIX’s TSR for the applicable performance period is at or greater than the 75th percentile of the comparison group of companies and EIX’s earnings per share are equal to or greater than 120% of the target level each year in the performance period. These are the maximum (i.e., 200% of target) numbers of shares that may become payable (including shares added by reinvestment of dividend equivalents) for the 2013 and 2014 grants.
(5)	All of Ms. Sullivan’s unvested stock awards and unvested stock options terminated for no value on April 1, 2014, the date of her termination of employment. Under the applicable plan terms, Ms. Sullivan had 180 days following such date to exercise her vested but unexercised stock options before they terminated for no value.

2015 Proxy Statement	53

Option Exercises and Stock Vested

The following tables present information regarding the exercise of stock options by the EIX and SCE NEOs and vesting of stock awards during 2014. The stock awards listed in the following tables represent the value realized on the vesting of restricted stock units during 2014, and the value realized on the vesting of 2012 performance share awards payable for the 2012-2014 performance period. The value realized on the vesting of the 2012 performance share awards reflects a payout at approximately 177% of the target number of shares. This above-target payout was due to EIX’s TSR ranking in the 80th percentile of its peer group for the performance period and EIX’s EPS exceeding its target for each year in the performance period by 9%, 6%, and over 20%, respectively.

EIX Option Exercises and Stock Vested Table – Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1)(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(3)(4) ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	222,144	5,269,270	75,331	4,932,672
W. James Scilacci	143,438	4,310,188	18,258	1,036,122
Robert L. Adler	269,586	5,426,796	15,646	1,024,494
Ronald L. Litzinger	21,706	509,939	18,980	1,073,649
Bertrand A. Valdman	—	—	10,075	539,168
(1)	All of the stock options exercised by Messrs. Craver and Litzinger and 24,783 of the stock options exercised by Mr. Scilacci were scheduled to expire on or before January 2, 2015. All of the stock options exercised by Mr. Adler were exercised pursuant to his Rule 10b5-1 trading plans.
(2)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.
(3)	For Messrs. Craver and Adler, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2014 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had the executive elected to retire on December 31, 2014 (for Mr. Craver, 26,674 units with a December 31, 2014 value of $1,746,646, and for Mr. Adler, 5,606 units with a December 31, 2014 value of $367,096). In accordance with applicable SEC rules, these units are also reported as 2014 registrant contributions in the EIX Non-Qualified Deferred Compensation Table below because, while the units are considered to have vested for certain purposes, they were not yet payable on December 31, 2014.
(4)	With the exception of the restricted stock units discussed in footnote (3) above (which are valued in accordance with footnote (3)), the value for stock awards equals the market price of EIX Common Stock on the vesting date multiplied by the number of shares or units, as applicable, that vested.

SCE Option Exercises and Stock Vested Table – Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1)(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(3)(4) ($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	160,835	3,408,958	19,257	1,103,611
Ronald L. Litzinger	21,706	509,939	18,980	1,073,649
Maria Rigatti	32,962	604,789	6,893	400,152
Stuart R. Hemphill	47,981	670,361	5,027	289,291
Linda G. Sullivan	94,674	1,750,211	2,217	100,708
Peter T. Dietrich	70,992	946,253	7,408	428,430
Russell C. Swartz	11,928	327,548	4,631	303,246
Kevin M. Payne	26,922	451,164	2,503	143,792
David L. Mead	23,388	355,703	4,049	265,154
Leslie E. Starck	74,677	1,851,902	4,636	280,200
(1)	All of the stock options exercised by Messrs. Pizarro, Litzinger, and Swartz and by Mses. Rigatti and Sullivan were scheduled to expire either in 2014 or the first quarter of 2015. Mr. Pizarro continues to hold all of the shares that he received from his 2014 stock option exercises (net of exercise cost, tax withholding, and broker fees). All of the stock options exercised by Mr. Starck were scheduled to expire either in 2014 or 2015.
(2)	The value realized on exercise of stock options equals the difference between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options, multiplied by the number of shares as to which the options were exercised.
(3)	For Messrs. Swartz and Mead, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2014 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had the executive elected to retire on December 31, 2014 (for Mr. Swartz, 1,610 units with a December 31, 2014 value of $105,422, and for Mr. Mead, 1,667 units with a December 31, 2014 value of $109,182). For Mr. Starck, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2012, 2013, and 2014 (a total of 2,112 units with a December 31, 2014 value of $138,325) that vested in connection with his separation from the Company on October 1, 2014. See “Potential Payments Upon Termination or Change in Control” below for a discussion of Mr. Starck’s severance benefits. In accordance with applicable SEC rules, the units discussed in this footnote are also reported as 2014 registrant contributions in the EIX Non-Qualified Deferred Compensation Table below because, while the units vested or are considered to have vested for certain purposes, they were not yet payable on December 31, 2014.
(4)	With the exception of the restricted stock units discussed in footnote (3) above (which are valued in accordance with footnote (3)), the value for stock awards equals the market price of EIX Common Stock on the vesting date multiplied by the number of shares or units, as applicable, that vested.

54	2015 Proxy Statement

Pension Benefits

The following tables present information regarding the present value of accumulated benefits that may become payable to, and payments made to, the EIX and SCE NEOs under the Company’s qualified and non-qualified defined-benefit pension plans.

EIX Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	SCE Retirement Plan	18	513,719	—
	Executive Retirement Plan	18	17,789,150	—
W. James Scilacci	SCE Retirement Plan	31	1,003,793	—
	Executive Retirement Plan	31	8,945,218	—
Robert L. Adler	SCE Retirement Plan	7	169,383	—
	Executive Retirement Plan	7	1,636,973	—
Ronald L. Litzinger	SCE Retirement Plan	29	887,546	—
	Executive Retirement Plan	29	6,951,513	—
Bertrand A. Valdman	SCE Retirement Plan	4	60,077	—
	Executive Retirement Plan	4	528,916	—
(1)	The years of credited service and present value of accumulated benefits are presented as of December 31, 2014. The present value of accumulated benefits assumes that each NEO retires at the later of December 31, 2014 or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan and that benefits are paid in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, each included as part of the Company’s 2014 Annual Report.

SCE Pension Benefits Table

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Pedro Pizarro	SCE Retirement Plan	16	258,119	—
	Executive Retirement Plan	16	2,289,762
Ronald L. Litzinger	SCE Retirement Plan	29	887,546	—
	Executive Retirement Plan	29	6,951,513	—
Maria Rigatti	SCE Retirement Plan	16	515,828
	Executive Retirement Plan	16	651,066	—
Stuart R. Hemphill	SCE Retirement Plan	29	559,134	—
	Executive Retirement Plan	29	2,367,765	—
Linda G. Sullivan	SCE Retirement Plan	24	497,488	—
	Executive Retirement Plan	24	2,533,251	—
Peter T. Dietrich	SCE Retirement Plan	4	61,111	—
	Executive Retirement Plan	4	618,780	—
Russell C. Swartz	SCE Retirement Plan	22	698,701	—
	Executive Retirement Plan	22	2,860,479	—
Kevin M. Payne	SCE Retirement Plan	28	579,167	—
	Executive Retirement Plan	28	1,703,780	—
David L. Mead	SCE Retirement Plan	33	2,007,699	—
	Executive Retirement Plan	33	1,823,635	—
Leslie E. Starck	SCE Retirement Plan	37	86,570	1,859,801
	Executive Retirement Plan	37	1,822,014	—
(1)	The years of credited service and present value of accumulated benefits are presented as of December 31, 2014. The present value of accumulated benefits assumes that each NEO retires at the later of December 31, 2014 or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan and that benefits are paid in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 8 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, each included as part of the Company’s 2014 Annual Report.

2015 Proxy Statement	55

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted.

Form of Payment

Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. Participants also may choose to defer benefit payments until age 70-1/2. For married participants, payment in the form of a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The Company pays the full cost of the spousal survivor annuity benefit. For single participants, the single life annuity option is the automatic payment method.

Cash Balance Benefits

Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits

Eligible participants (at least age 50 or with 60 points as of the date the individual’s cash balance account was established) are considered “grandfathered” and accrue benefits under prior plan formulas. Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

An actuarial reduction of the normal age 65 benefit applies if a grandfathered participant either terminates prior to age 55 and commences benefits prior to age 65, or retires and commences benefits after attaining age 55 but prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61.

An unreduced early retirement benefit is available at age 61 and above. Mr. Mead is eligible to receive an unreduced early retirement benefit.

Vesting

Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit equalization plan permitted by ERISA designed to allow NEOs and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Retirement Plan was separated into two different plan documents. The grandfathered plan document applies to benefits that were accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits that were accrued, determined or vested on or after January 1, 2005.

Eligibility and Benefit Formula

Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. Benefits are calculated using the following formula:

1.75% x Total Compensation up to 30 years + 1% x Total Compensation for each year over 30 years.

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

Because they were senior executives prior to January 1, 2006, Ms. Sullivan and Messrs. Craver, Scilacci, Pizarro, and Litzinger receive an additional service percentage of 3/4% per year for the first ten years of service, which results in an additional 7 1/2% upon completion of ten years of service.

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from the Company’s profit sharing contributions, if any.

If an NEO becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the NEO will receive additional service and age credits for purposes of calculating the NEO’s benefit under the Executive Retirement Plan as described under “Potential Payments Upon Termination or Change in Control” below. The Company makes these additional years of service and age credits available in order to attract and retain qualified executives.

56	2015 Proxy Statement

Vesting

Benefits vest under the Executive Retirement Plan after five years of service, upon death or disability, or upon becoming eligible for severance benefits under the Severance Plan. Mr. Valdman’s Executive Retirement Plan benefits were forfeited when he terminated employment on February 21, 2015 with less than five years of service.

Payment

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity with a 50% spousal survivor benefit following the death of the participant that is paid monthly (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the full cost of this spousal survivor benefit. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for each annual accrual for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60, 120, or 180 months; a life annuity with a 50% spousal survivor benefit following the participant’s death; or a contingent annuity. Participants may elect to have their designated form of payment triggered by their retirement, death, disability or other separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death or disability.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event, the later of the applicable triggering event and a specific month and year, or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code; if payments are delayed after the later of the applicable triggering event or age 55, interest is credited at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan described above.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan described above.

The benefit formula includes benefit reductions for termination prior to age 55, or early retirement after attaining age 55 but prior to age 61, similar to the formula for the SCE Retirement Plan discussed above. If an NEO terminates prior to age 55 but with a total of 68 years of age and service, the benefit formula includes a special early retirement benefit reduction based on the SCE Retirement Plan formula for early retirement. As of December 31, 2014, Messrs. Craver, Swartz and Mead were eligible for an unreduced early retirement benefit, and Ms. Sullivan and Messrs. Scilacci, Litzinger, Hemphill, Payne and Starck were eligible for reduced early retirement or special early retirement benefits.

2015 Proxy Statement	57

Non-Qualified Deferred Compensation

The following tables present information regarding the contributions to and earnings on the EIX and SCE NEOs’ deferred compensation balances during 2014, and the total deferred amounts for the NEOs at the end of 2014. All deferrals are under the Executive Deferred Compensation Plan (EDCP), except for (1) restricted stock units (RSUs) that vested or are considered to have been vested for certain purposes at the end of 2014 as a result of the retirement vesting provisions applicable to the RSUs, but were not yet payable, and (2) deferrals by Mr. Litzinger under the Affiliate Option Deferred Compensation Plan (AODCP).

EIX Non-Qualified Deferred Compensation Table – Fiscal Year 2014

Name(1)		Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)		(b)	(c)	(d)	(e)	(f)
Theodore F. Craver, Jr.	EDCP	188,547	120,673	983,755	—	18,069,823
	RSUs	—	1,746,646	1,678,505	1,640,099	5,875,417
W. James Scilacci	EDCP	769,088	37,410	335,555	—	6,314,931
Robert L. Adler	EDCP	62,393	38,364	35,755	—	689,175
	RSUs	—	367,096	350,151	351,656	1,226,398
Ronald L. Litzinger(5)	EDCP	408,121	37,641	151,521	—	2,863,055
	AODCP	—	—	22,829	—	561,242
Bertrand A. Valdman	EDCP	227,376	25,567	77,723	—	1,498,408
(1)

The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the contributions to the EDCP and AODCP reflect compensation that was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.

(2)

The amounts reported as executive and registrant contributions in 2014 also are included as compensation in the appropriate columns of the EIX Summary Compensation Table above. For Messrs. Craver and Adler, the amounts reported as registrant contributions in 2014 include $1,746,646 and $367,096 (based on the closing price of EIX Common Stock on December 31, 2014) of restricted stock units awarded in 2014 that are considered to have become vested for certain purposes during 2014 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested for certain purposes at the end of 2014, they had not yet become payable. The grant date fair value of the restricted stock units awarded in 2014 has been included as compensation in the Stock Awards column of the EIX Summary Compensation Table above.

(3)

Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the EIX Summary Compensation Table above.

(4)

For Messrs. Craver and Adler, the amounts reported as aggregate withdrawals/distributions reflect 2014 payments in EIX Common Stock (based on the closing price of EIX Common Stock on January 2, 2014) for restricted stock units awarded in 2011 that are considered to have become vested for certain purposes but not payable prior to 2014 as a result of the retirement vesting provisions applicable to the award.

(5)

Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

58	2015 Proxy Statement

SCE Non-Qualified Deferred Compensation Table – Fiscal Year 2014

Name(1)		Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)		(b)	(c)	(d)	(e)	(f)
Pedro J. Pizarro	EDCP	4,154	249	145,382	3,461,092	345,455
Ronald L. Litzinger(5)	EDCP	408,121	37,641	151,521	—	2,863,055
	AODCP	—	—	22,829	—	561,242
Maria Rigatti	EDCP	11,101	666	16,926	356,455	47,467
Stuart R. Hemphill	EDCP	250,322	15,019	51,492	—	1,032,331
Linda G. Sullivan	EDCP	34,777	8,863	43,769	1,204,390	—
Peter T. Dietrich	EDCP	54,461	26,030	79,757	—	1,487,727
Russell C. Swartz	EDCP	160,404	8,870	167,671	—	3,089,277
	RSUs	—	105,422	102,495	103,496	358,442
Kevin M. Payne	EDCP	5,474	328	56,134	—	1,028,574
David L. Mead	EDCP	18,904	7,698	26,509	—	490,920
	RSUs	—	109,182	68,305	79,767	303,658
Leslie E. Starck	EDCP	301,019	12,838	108,234	482,598	1,658,830
(1)	The balances shown represent compensation already reportable in the Summary Compensation Tables in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the contributions to the EDCP and AODCP reflect compensation that was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate commensurate with or less than EIX’s cost of capital.
(2)	The amounts reported as executive and registrant contributions in 2014 also are included as compensation in the appropriate columns of the EIX Summary Compensation Table above. For Messrs. Swartz and Mead, the amounts reported as registrant contributions in 2014 include, respectively, $105,422 and $109,182 (based on the closing price of EIX Common Stock on December 31, 2014) of restricted stock units awarded in 2014 that are considered to have become vested for certain purposes during 2014 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested for certain purposes at the end of 2014, they had not yet become payable. The grant date fair value of the restricted stock units awarded in 2014 has been included as compensation in the Stock Awards column of the SCE Summary Compensation Table above.
(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the SCE Summary Compensation Table above.
(4)	For Mr. Pizarro and Ms. Rigatti, the amounts reported as aggregate withdrawals/distributions reflect 2014 EDCP distributions made in accordance with plan terms pursuant to their respective terminations of employment from EME. For Ms. Sullivan and Mr. Starck, the amounts reported reflect 2014 EDCP distributions made in accordance with plan terms pursuant to their respective terminations of employment from SCE. For Messrs. Swartz and Mead, the amounts reported reflect 2014 payments in EIX Common Stock (based on the closing price of EIX Common Stock on January 2, 2014) for restricted stock units awarded in 2011 that are considered to have become vested for certain purposes but not payable prior to 2014 as a result of the retirement vesting provisions applicable to the award.
(5)	Mr. Litzinger is a participant in both the EDCP and the AODCP, which is a predecessor plan under which the proceeds from the exchange of EME options for cash awards in 2000 could be deferred. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 of the prior year. Payment terms are substantially the same as those under the EDCP grandfathered plan document described below.

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned, determined or vested on or after January 1, 2005.

Contributions

Each NEO may elect to defer up to 75% of base salary. Each NEO may also elect to defer up to 100% (less the amount of tax withholding due in connection with the deferral) of: any annual incentive award earned; any special retention, recognition, or other special cash award; the cash portion of performance share payouts; and certain other qualifying equity awards (other than stock options).

The Company makes a matching contribution of up to 3% of each NEO’s annual incentive award, 6% of the portion of each NEO’s base salary that is deferred and up to 6% of the portion, if any, of non-deferred salary that exceeds 401(k) Plan Internal Revenue Code limits. NEOs vest in their matching contributions and earnings thereon after five years of service, upon death or disability, or a separation from service where the NEO becomes entitled to severance benefits under the Severance Plan. The Company’s matching contributions (and earnings thereon) for Mr. Valdman were forfeited when he terminated employment on February 21, 2015 with less than five years of service.

Interest

Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds

2015 Proxy Statement	59

over a sixty-month period ending November 1, 2013 for 2014 interest credits and ending September 1, 2014 for 2015 interest credits. EIX established this interest rate for all plan participants, and has discretion to change the applicable interest rate on a prospective basis.

Payment of Grandfathered Benefits

Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time upon the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

Payment of 2008 Plan Benefits

Benefits under the 2008 plan document may be deferred until a specified date no later than the date the participant turns age 75, retirement, death, disability or other separation from service. Participants have sub-accounts for each annual deferral for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; or monthly installments for 60, 120 or 180 months.

Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2014 and that the price per share of EIX Common Stock is equal to the closing price as of the last NYSE trading day in 2014.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all of the NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

To receive any severance benefits, an NEO must agree to release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of the Company.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without “cause” and other than due to the executive’s “disability” (as these terms are defined in the Severance Plan).

Severance Plan benefits payable upon an involuntary termination without cause include:

●

A lump sum cash payment equal to the total of (i) a year’s base salary at the highest rate in effect during the preceding 24 months, (ii) an amount equal to the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months, and (iii) an amount equal to a pro-rata portion, based on the weekdays employed in the year of severance, of the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months (or such lesser pro-rata annual incentive amount payable under the terms of the 162(m) Program);

60	2015 Proxy Statement

●

Eligibility for early retiree health care coverage if the NEO would have been eligible for early retiree health care coverage under the terms of an applicable non-executive severance plan, and if not, then an additional 12 to 18 months of health benefits (no additional health benefits are provided if the NEO is eligible for retiree health care under the terms applicable to non-executive non-severed employees);

●	Continued participation for one year in the EIX 2008 Executive Survivor Benefit Plan described under “Survivor Benefit Plan” below;

●	Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service; and

●	Reimbursement for educational costs up to $5,000 or $10,000, whichever is the applicable maximum amount allowed under the applicable non-executive severance plan.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include:

●	Vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms;

●	Vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms;

●	A period of up to one year to exercise any vested stock options;

●	Full vesting and an additional year of service and age credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan; and

●	Vesting in any unvested amounts under the Executive Deferred Compensation Plan.

In connection with Mr. Starck’s October 2014 separation from the Company and pursuant to the terms of the Severance Plan, Mr. Starck entered into an agreement with the Company to receive the Severance Plan and other benefits described above.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a “good reason” (as this term is defined in the Severance Plan). Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout, and with stock options remaining exercisable for up to three years. Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether a NEO’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested in connection with a change in control generally would be exercised prior to the change in control or “cashed-out” in connection with the change-incontrol transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking or achievement of EPS target, as applicable, during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For Messrs. Craver, Scilacci, Litzinger, and Pizzaro, the enhanced change-in-control severance benefits would be:

●

Three times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be trebled);

●	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);

●	An extension of three years of eligibility under the EIX 2008 Executive Survivor Benefit Plan (“Survivor Benefit Plan”);

2015 Proxy Statement	61

●	Three years of service and age credits under the Executive Retirement Plan; and
●	Reimbursement of up to $50,000 for outplacement costs.

For all other NEOs, the enhanced change-in-control severance benefits would be:

●	Two times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be doubled);
●	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
●	An extension of two years of eligibility under the Survivor Benefit Plan;
●	Two years of service and age credits under the Executive Retirement Plan; and
●	Reimbursement of up to $30,000 for outplacement costs.

Survivor Benefit Plan

The EIX 2008 Executive Survivor Benefit Plan provides beneficiaries of participants with income continuation benefits in the event of the participant’s death while employed. The after-tax benefit for senior officers such as the participating NEOs is equal to one year’s cash compensation (annual salary rate plus average annual incentive percentage). However, officers who were senior officers at any time during 2007 are generally grandfathered in an after-tax benefit equal to two times the executive’s cash compensation. As of December 31, 2014, all of the participating NEOs except Messrs. Adler, Valdman, Dietrich, Swartz and Hemphill were eligible for grandfathered benefits. The normal form of payment for benefits is a lump sum at the time of death.

Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO will generally receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan and, for Mr. Litzinger, the AODCP. The “Non-Qualified Deferred Compensation” table and related discussion above describe these deferred compensation balances and payment terms. In the event of involuntary termination not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. Only Mr. Valdman and Mr. Dietrich had such unvested amounts as of December 31, 2014, which would have totaled $75,574 and $1,248,294, respectively.

The Executive Deferred Compensation Plan provides that, if a participant eligible to participate in the plan prior to January 1, 2009 dies within ten years of initial eligibility to participate in the plan, the account balance will be doubled and paid out on the schedule previously elected by the participant. Only Mr. Adler was eligible for this benefit as of December 31, 2014, as the other NEOs have either been participants in the plan for more than ten years or began participating on or after January 1, 2009.

SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. See “Pension Benefits” above for a discussion of these retirement payments and associated survivor benefits.

62	2015 Proxy Statement

EIX Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2014 to the EIX NEOs who remain employed by the Company in the event of involuntary termination of employment without cause (severance), separation due to a change in control of the Company (enhanced severance), and separation due to death. The value shown does not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Theodore F. Craver, Jr.
Lump sum cash	3,960,000	9,120,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	820,199	2,460,778
Equity acceleration(5)	—	—
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	10,792,456
W. James Scilacci
Lump sum cash	1,440,000	3,480,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	165,508	496,174
Equity acceleration	2,453,111	3,132,431
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	3,978,686
Ronald L. Litzinger
Lump sum cash	1,440,000	3,480,000
Health care coverage(3)	—	—
Retirement plan benefits(4)	235,093	507,663
Equity acceleration	2,433,867	3,113,187
Reimbursable expenses(6)	30,000	60,000
Survivor benefits(7)	—	—	3,881,282
(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause.
(2)	No benefits would be payable under the Survivor Benefit Plan if an NEO died following termination of employment. The amounts listed assume that all benefits would be paid in a lump sum following death.
(3)	Messrs. Craver, Scilacci, and Litzinger would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits.
(4)	Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan.
(5)	Mr. Craver’s equity would have vested due to retirement regardless of eligibility to receive severance benefits.
(6)	Includes outplacement and educational assistance benefits.
(7)	Includes the value of NEO benefits under the EIX 2008 Executive Survivor Benefit Plan.

2015 Proxy Statement	63

SCE Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of December 31, 2014 to the SCE NEOs who remain employed by SCE in the event of involuntary termination of employment without cause (severance), separation due to a change in control of the Company (enhanced severance), and separation due to death. The value shown does not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death(2) ($)
Pedro J. Pizarro
Lump sum cash	1,440,000	3,480,000
Health care coverage	18,197	27,295
Retirement plan benefits(4)	195,314	325,444
Equity acceleration	195,043	292,565
Reimbursable expenses(6)	25,000	55,000
Survivor benefits(7)	—	—	2,029,134
Maria Rigatti
Lump sum cash	661,500	1,638,000
Health care coverage(3)	149,356	149,356
Retirement plan benefits(4)	104,903	181,609
Equity acceleration	143,247	258,799
Reimbursable expenses(6)	25,000	35,000
Survivor benefits(7)	—	—	532,648
Stuart R. Hemphill
Lump sum cash	707,070	1,750,840
Health care coverage(3)	242,488	242,488
Retirement plan benefits(4)	100,994	160,046
Equity acceleration	657,005	832,942
Reimbursable expenses(6)	30,000	40,000
Survivor benefits(7)	—	—	1,000,439
Peter T. Dietrich
Lump sum cash	1,008,000	2,496,000
Health care coverage	18,197	27,295
Retirement plan benefits(4)	2,030,243	2,193,412
Equity acceleration	1,117,378	1,393,305
Reimbursable expenses(6)	25,000	55,000
Survivor benefits(7)	—	—	1,362,578
Russell C. Swartz
Lump sum cash	760,200	1,882,400
Health care coverage(3)	—	—
Retirement plan benefits(4)	161,632	323,446
Equity acceleration(5)	—	—
Reimbursable expenses(6)	30,000	40,000
Survivor benefits(7)	—	—	1,076,593
Kevin M. Payne
Lump sum cash	560,000	980,000
Health care coverage(3)	211,486	211,486
Retirement plan benefits(4)	1,785,257	1,866,879
Equity acceleration	407,775	531,037
Reimbursable expenses(6)	30,000	40,000
Survivor benefits(7)	—	—	693,204

64	2015 Proxy Statement

(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause.
(2)	No benefits would be payable under the Survivor Benefit Plan if an NEO died following termination of employment. The amounts listed assume that all benefits would be paid in a lump sum following death.
(3)	Mr. Swartz would have been eligible for retiree health care benefits if he retired regardless of whether he was eligible to receive severance benefits. Ms. Rigatti, Mr. Hemphill, and Mr. Payne would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.
(4)	Includes the actuarial value of additional years of age and service credit under the Executive Retirement Plan and, for Mr. Dietrich, the value of Company contributions under the Executive Deferred Compensation Plan that vest due to severance.
(5)	Mr. Swartz’s equity would have vested due to retirement regardless of eligibility to receive severance benefits.
(6)	Includes outplacement and educational assistance benefits.
(7)	Includes the value of NEO benefits under the EIX 2008 Executive Survivor Benefit Plan.

2015 Proxy Statement	65

ITEM 4: SHAREHOLDER PROPOSAL REGARDING RECOVERY OF UNEARNED MANAGEMENT BONUSES

To Be Voted On By EIX Shareholders Only

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns at least 100 shares of EIX and intends to present Item 4 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent, and has not been endorsed or verified by EIX. The EIX Board response to the shareholder proposal follows under “EIX Board Recommendation ‘Against’ Item 4.”

Proposal 4 — Recovery of Unearned Management Bonuses

RESOLVED, that shareholders request the Compensation Committee of the Board of Directors to adopt an incentive compensation recoupment policy to provide that the Committee will (a) review, and determine whether to seek recoupment of incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a violation of law or company policy, that causes significant financial or reputational harm to the company and (ii) the senior executive either committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and (b) disclosure to shareholders the circumstances of any recoupment, and of any Committee decision not to pursue recoupment in instances that meet criteria (i) and (ii). The policy should mandate that the above recoupment provisions be included in all future incentive plans and award agreements and that the policy be posted on the company website.

Recoupment includes (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted to an executive over which the company retains control. The Policy should operate prospectively, so as not to affect any compensation paid, awarded or granted before it takes effect.

Compensation policies should promote sustainable value creation. Former GE general counsel Ben Heineman Jr. said that recoupment policies with business-related misconduct triggers are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http://blogs.law.harvard.edu/ corpgov/2010/08/13/making-sense-out-of-clawbacks/) Such policies allow boards to recoup incentive payouts that may have been the undeserved result of erroneous or fraudulent financial reporting.

An added incentive to vote for this proposal is our Company’s clearly improvable corporate governance and performance as reported in 2014:

GMI ratings gave Edison an F in environmental issues and executive pay. GMI said there was $11 million in 2013 Total Realized Pay for Theodore Craver. Mr. Craver’s perks were also excessive relative to peers. Shareholders meanwhile had a potential stock dilution of 12%.

Linda Gillespie Stuntz was an inside-related director who received by far our highest negative votes. Thomas Sutton (on nomination committee) and Luis Nogales (on audit and executive pay committees) each had tenure of more 19-years which can result in a low level of independence. Directors with 12 to 21-years tenure (with risk of low independence) held 50% of the seats on our 3 most important board committees.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Recovery of Unearned Management Bonuses – Proposal 4

66	2015 Proxy Statement

EIX Board Recommendation “Against” Item 4

The EIX Board of Directors has considered the shareholder proposal requesting that the Compensation and Executive Personnel Committee of the Board (the “Committee”) adopt the incentive compensation recoupment policy described in the proposal (Item 4 on your proxy card) and recommends that you vote “Against” the proposal for the following reasons.

The Company already has an effective incentive compensation clawback policy.

The Committee has already adopted an incentive compensation clawback policy. It is based, in large part, on the guidance provided by Congress in the Dodd-Frank Act. It allows the Committee or the Board to recoup incentive compensation in the event of an accounting restatement. In contrast to the shareholder proposal, our policy allows recoupment whether or not misconduct occurred. Other key elements include:

●	Covers current and former EIX and SCE NEOs and other executive officers
●	Applies to short-term and long-term cash and equity incentive compensation
●	Allows recoupment of the difference between the incentive compensation under the original results and under the restated results
●	Can be enforced by reducing or cancelling outstanding and future incentive compensation, as well as by a claim for repayment

Our policy is described in more detail in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement and is available at www.edison.com/corpgov.

As explained in the CD&A, many aspects of our executive compensation program, including our clawback policy, mitigate compensation-related risk. The policy does so by establishing serious consequences for intentional or unintentional accounting errors. The CD&A also describes how our executive compensation program achieves the proposal’s objectives of promoting sustainable, long-term value creation and holding management accountable for corporate performance.

The Company also has policies that prevent and penalize misconduct.

The proponent requests a clawback policy triggered by misconduct unrelated to an accounting restatement. The Committee considered the merits of this approach, but decided to more closely follow the direction adopted by Congress in the Dodd-Frank Act, which mandates that the SEC adopt rules related to the recoupment of executive compensation after an accounting restatement.(1) Also, the Committee believes that the policy should allow recoupment from all executive officers who receive overpayments, not just those whose misconduct or oversight failure caused the accounting restatement.

The Company has other effective policies and means to address misconduct generally, whether or not resulting in an accounting restatement. Under the Company’s Employee Code of Conduct (available at www.edison.com/corpgov), the Company has the ability to take disciplinary action, up to and including termination, for violation of the Code, other Company policies or law. The compensation consequences of termination can include elimination of the annual incentive award, forfeiture of unvested long-term incentives, and forfeiture of vested executive retirement plan benefits. In addition, depending on the type of misconduct, the Company may be able to recoup gain arising from the misconduct.

The current disclosure requirements are appropriate.

The Company is required by SEC disclosure rules to disclose in the Proxy Statement the recoupment of compensation from an NEO and the amount recouped. The Company also is required to disclose the reasons for the recoupment and how the amount to be recouped was determined if the information is material and necessary to an understanding of the compensation provided to NEOs.

If the Company recoups compensation under the clawback policy from an executive officer who is not an NEO, the Company intends to disclose the occurrence of such recoupment in the Proxy Statement, even though such disclosure is not required. The Committee may decide that additional disclosure regarding a recoupment should be made, but it is advisable for the Committee to have the ability to exercise judgment, taking the facts and circumstances into consideration.

Decisions to disclose or not disclose recoupment deliberations and outcomes will be made on a case-by-case basis, taking into account the materiality of the information for investors and confidentiality, liability, and other considerations.

____________________

(1)	The SEC has not yet adopted these rules. When such rules are adopted, the Committee or the Board will review the existing clawback policy and determine whether changes are needed. For example, our policy gives the Committee or the Board the ability to exercise judgment regarding whether to pursue recoupment; if when adopted the SEC rules limit Committee or Board discretion in this regard, the Committee or the Board will take that into consideration when reviewing the policy.

2015 Proxy Statement	67

The Company has strong corporate governance practices.

The proponent cites the Company’s corporate governance as a reason to support the shareholder proposal. Our current corporate governance practices are strong. These include:

●	Majority voting for directors in uncontested elections
●	All directors are independent, except for Mr. Craver
●	Strong independent Lead Director role
●	Key Board committees composed solely of independent directors
●	Regular meetings of the independent directors in executive session
●	Shareholder ability to convene special meetings with 10% of shares
●	Shareholder ability to act by written consent
●	Majority of executive compensation “at risk” and linked to shareholders’ interests
●	Directors and senior executives are subject to robust stock ownership guidelines

For the foregoing reasons, the EIX Board recommends you vote “AGAINST” Item 4.

68	2015 Proxy Statement

DIRECTIONS TO THE ANNUAL MEETING

Thursday, April 23, 2015

9:00 a.m. Pacific Time
Hilton Los Angeles/San Gabriel Hotel
225 West Valley Boulevard
San Gabriel, California 91776

The Hilton Los Angeles/San Gabriel Hotel is located just north of Interstate 10, approximately ten miles east of Downtown Los Angeles. From Interstate 10, take the Del Mar Ave. exit north (towards San Gabriel) to Valley Blvd. Turn left at Valley Blvd. to 225 West Valley Blvd.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

SOUTHERN CALIFORNIA
EDISON COMPANY

ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 23, 2015
9:00 a.m., Pacific Time

Hilton Los Angeles/San Gabriel Hotel
225 West Valley Blvd.
San Gabriel, California 91776

Directions to the Southern California Edison
Company Annual Meeting are available in the
proxy statement which can be viewed at
www.edison.com/annualmeeting

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 23, 2015.

Notice is hereby given that the Annual Meeting of Shareholders of Southern California Edison Company will be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement and the 2014 Annual Report are available at www.edison.com/annualmeeting.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 10, 2015 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote “FOR” Items 1, 2 and 3:

1.	Election of Directors:
	01	Jagjeet S. Bindra	05	Richard T. Schlosberg, III	08	Ellen O. Tauscher
	02	Vanessa C.L. Chang	06	Linda G. Stuntz	09	Peter J. Taylor
	03	Theodore F. Craver, Jr.	07	William P. Sullivan	10	Brett White
	04	Pedro J. Pizarro

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm

3.	Advisory Vote to Approve the Company’s Executive Compensation

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.proxypush.com/sce

●	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. Pacific Time on April 22, 2015.
●	Please have this Notice available and follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

To request paper copies of the proxy materials, please contact us via:

Internet – Access the Internet and go to www.proxydocs.com/sce. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 1-866-870-3684 from the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at paper@investorelections.com with “SCE Materials Request” in the subject line. The email must include:
●	The 11-digit control # located in the box in the upper right hand corner on the front of this notice.
●	Your preference to receive printed materials via mail -or- an email with links to the electronic materials.
●	If you choose email delivery, you must include the email address.
●	If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” in the email.

Important Information About This Notice

This Important Notice Regarding the Availability of Proxy Materials is provided to shareholders in place of printed materials for the upcoming Annual Meeting of Shareholders. You will not receive a printed copy of the proxy materials unless you request one by following the instructions above.

In 2007, the Securities and Exchange Commission adopted a rule permitting companies to send shareholders a notice regarding the Internet availability of proxy materials rather than distribute printed proxy materials. Distributing these proxy materials via the Internet saves us the cost of printing, mailing and storing documents, and reduces the impact of the Annual Meeting on the environment.

This Notice contains specific information regarding the Annual Meeting, the proposals to be voted on at the Annual Meeting, and the Internet site where the proxy materials may be found. It is not a form for voting and should not be returned to the Company or Wells Fargo Shareowner Services. Please use the control number provided on the first page of this Notice to vote your shares at www.proxypush.com/sce.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/sce Use the Internet to vote your proxy until 9:00 p.m. (Pacific Time) on April 22, 2015.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 9:00 p.m. (Pacific Time) on April 22, 2015.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, please do NOT mail your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

⇩ Please fold here – Do not separate ⇩

The Board of Directors Recommends a Vote “FOR” Items 1, 2, and 3.

1.	Election of directors:
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Jagjeet S. Bindra	☐	☐	☐	06 Linda G. Stuntz	☐	☐	☐

	02 Vanessa C.L. Chang	☐	☐	☐	07 William P. Sullivan	☐	☐	☐

	03 Theodore F. Craver, Jr.	☐	☐	☐	08 Ellen O. Tauscher	☐	☐	☐

	04 Pedro J. Pizarro	☐	☐	☐	09 Peter J. Taylor	☐	☐	☐

	05 Richard T. Schlosberg, III	☐	☐	☐	10 Brett White	☐	☐	☐

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

3.	Advisory Vote to Approve the Company’s Executive Compensation	☐	For	☐	Against	☐	Abstain

WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1, 2 AND 3.

Date	I plan to attend the meeting. ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card.

2015 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 23, 2015
9:00 a.m. Pacific Time

Hilton Los Angeles/San Gabriel Hotel
225 West Valley Blvd.
San Gabriel, California 91776

SOUTHERN CALIFORNIA EDISON COMPANY	proxy card

Annual Meeting — April 23, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THEODORE F. CRAVER, JR. and W. JAMES SCILACCI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, on April 23, 2015, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED “FOR” ITEMS 1, 2 AND 3. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

See reverse for voting instructions.

The following email was sent on March 13, 2015 to Southern California Edison Company registered shareholders who previously requested email delivery of their proxy materials:

Dear Southern California Edison Company Shareholder:

The 2015 Annual Meeting of Shareholders will be held at 9:00 a.m. on Thursday, April 23, 2015 at the Hilton Los Angeles/San Gabriel Hotel, San Gabriel, CA, 91776.

Our records indicate that you consented to receive your proxy materials over the Internet. This email provides the information you need to view the proxy materials online and vote your shares.

The Proxy Statement and 2014 Annual Report are available at www.edison.com/annualmeeting.

The Notice of Annual Meeting is included in the Proxy Statement.

You may use the Internet to vote your proxy 24 hours a day, 7 days a week, through 9:00 p.m. Pacific time on April 22, 2015. You will need the following important number to access the Internet voting site and vote your shares:

Your personal eleven-digit control number: 00000000000

If you receive more than one email, it means that your shares are held in more than one account. Use the control numbers provided on each email to ensure that all of your shares are voted.

Thank you for your attention to this important matter.

Barbara E. Mathews
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary